Exhibit 10.1

Execution Version

AMENDED & RESTATED SECURITIES PURCHASE AGREEMENT

dated as of June 15, 2017

by and among

Lonestar Resources US Inc.,

and

The Investors Listed on Schedule 1

i

Schedule 1:	Initial Investors; Purchased Stock

Schedule 2:	Significant Holders

Exhibit A:	Form of Series A-1 Convertible Participating Preferred Stock Certificate of Designations

Exhibit B:	Form of Series A-2 Convertible Participating Preferred Stock Certificate of Designations

Exhibit C:	Form of Registration Rights Agreement

Exhibit D:	Form of Voting and Support Agreement

Exhibit E:	Form of Legal Opinion of Latham & Watkins LLP

INDEX OF DEFINED TERMS

Term	Location of Definition
ASC 815	Section 6.10(i)
“as-converted basis”	6.10(g)
Adjusted EBITDAX	Section 6.10(h)
Affiliate	6.10(f)
Aggregate Purchase Price	1.1
Agreement	Preamble
Approved Holder Majority	4.4(b)
Approved Holders	4.4(b)
Acquisitions	Recitals
Beneficial Ownership	6.10(j)
Beneficially Own	6.10(j)
Board of Directors	2.1(c)(1)
Business Day	6.10(d)
Bylaws	2.1(c)(2)(A)(i)
Capitalization Date	2.1(b)(1)
Capital Leases	Section 6.10(k)
Certificate of Incorporation	2.1(c)(2)(A)(i)
Class A Common Stock	Recitals
Class B Common Stock	2.1(b)(1)
Closing	1.2(a)
Closing Date	1.2(a)
Code	2.1(s)
Common Stock	6.10(l)
Company	Preamble
Company Competitor	6.10(m)
Company Indemnified Parties	Section 5.2
Company Material Adverse Effect	6.10(n)
Company Proprietary Information	3.9
Company Stock Awards	2.1(b)(1)(i)
Company Stock Options	2.1(b)(1)(i)
Company Stockholders	6.10(o)
Company Subsidiary	2.1(a)(2)
control/controlled by/under common control with	6.10(f)
Debt	Section 6.10(p)
Disqualification Events	2.2(f)
Disqualified Capital Stock	Section 6.10(q)
Effect	6.10(r)
Equity Securities	6.10(s)
ERISA	2.1(s)

Term	Location of Definition
ERISA-Subject Plan	2.1(s)
Exchange Act	2.1
Existing Notes	4.5(e)
FCPA	2.1(u)
GAAP	2.1(f)(3)(b)
Governmental Entity	2.1(c)(3)(v)
herein/hereof/hereunder	Section 6.10(c)
including/includes/included/include	Section 6.10(b)
Investor Indemnified Parties	Section 5.1
Indemnified Party	Section 5.3
Indemnifying Party	Section 5.3
Initial Investor	Preamble
Investors	Section 4.2(b)
Investor Director	4.4(a)
Investor Observer	4.4(a)
Investor Representative	6.10(u)
Knowledge of the Company	6.10(v)
Law	6.10(w)
Lien	6.10(x)
Material Acquisition	5.10(y)
Material Contract	6.10(y)
Material Disposition	5.10(aa)
Money Laundering Laws	2.1(v)
Multiemployer Plan	Section 2.1(s)
Non-Recourse Party	6.18
OFAC	2.1(w)
or	Section 6.10(a)
Permits	2.1(k)
Person or person	Section 6.10(e)
Preferred Stock	2.1(b)(1)
Property	5.10(bb)
Proxy Statement	3.5
PSAs	Recitals
Purchased Stock	1.1
RBL	4.5(e)
RBL Amendment or Replacement	1.3(a)(3)
Receiving Party	3.9
Reference Period	5.10(h)
Registration Rights Agreement	Recitals
Registration Rights Amendments	1.2(b)(1)
Requisite Stockholder Approval	3.5
Sanctions	2.1(w)
SEC	2.1(f)(1)

Term	Location of Definition
SEC Documents	2.1(f)(1)
Second Lien Notes	2.1(n)
Securities	2.2(c)(1)(ii)
Securities Act	2.1
Series A Preferred Stock	Recitals
Series A-1 Certificate	Recitals
Series A-1 Preferred Stock	Recitals
Series A-2 Certificate	Recitals
Series A-2 Preferred Stock	Recitals
Significant Holders	Recitals
Specified Party	Section 4.4(l)
Stockholder Meeting	3.5
Subsidiary	2.1(a)(2)
Synthetic Leases	Section 6.10(z)
Transaction Documents	6.10(z)
Transfer	6.10(ee)
Utilization Restriction	3.9
Voting and Support Agreement	Recitals
Voting Debt	2.1(b)(2)

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AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT, dated as of June 15, 2017 (this “Agreement”), between Lonestar Resources US Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule 1 (each, an “Initial Investor” and collectively, the “Initial Investors”).

RECITALS

WHEREAS, the Company has entered into (i) that certain Purchase and Sale Agreement, dated as of May 25, 2017, by and between the Company and Battlecat Oil & Gas, LLC (“Battlecat”) and (ii) that certain Purchase and Sale Agreement, dated as of May 25, 2017, by and between the Company and SN Marquis LLC (“SN Marquis”), (collectively, the “PSAs”), pursuant to which the Company will acquire certain oil and gas properties from the respective sellers party thereto (the “Acquisitions”);

WHEREAS, on the terms and conditions set forth in this Agreement, the Company proposes to issue and sell to the Initial Investors (i) shares of its preferred stock, par value $0.001 per share, designated as “Convertible Participating Preferred Stock, Series A-1” (the “Series A-1 Preferred Stock”), having the terms set forth in the Certificate of Designations in respect thereof (the “Series A-1 Certificate”) in the form attached hereto as Exhibit A, and (ii) shares of its preferred stock, par value $0.001 per share, designated as “Convertible Participating Preferred Stock, Series A-2” (the “Series A-2 Preferred Stock” and, together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”), having the terms set forth in the Certificate of Designations in respect thereof (the “Series A-2 Certificate”) in the form attached hereto as Exhibit B;

WHEREAS, the Series A-1 Preferred Stock will be convertible into shares of Class A Voting Common Stock, par value of $0.001 per share, of the Company (the “Class A Common Stock”) in accordance with the terms of the Series A-1 Certificate and the Series A-2 Preferred Stock will be automatically convertible into shares of Series A-1 Preferred Stock upon receipt of the Requisite Stockholder Approval in accordance with the terms of the Series A-2 Certificate;

WHEREAS, in connection with the consummation of the Acquisitions, the Company has agreed with Battlecat and SN Marquis to amend the terms of their respective PSAs to provide for, as partial consideration for the Acquisitions, shares of the Company’s preferred stock, par value $0.001 per share, designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), having the terms set forth in the Certificate of Designations in respect thereof (the “Series B Certificate”);

WHEREAS, the Company and the Initial Investors entered into that certain Securities Purchase Agreement, dated as of May 26, 2017 (the “Original Agreement”);

WHEREAS, the Company and the Initial Investors have agreed to amend and restate the Original Agreement to provide for certain changes thereto;

WHEREAS, in connection with the consummation of the purchase and sale of Series A Preferred Stock, the Company and the Initial Investors will enter into the Registration Rights Agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”);

WHEREAS, in connection with the consummation of the purchase and sale of Series A Preferred Stock, the Company and certain Company Stockholders set forth on Schedule 2 (the “Significant Holders”) will enter into the Voting and Support Agreement in the form attached hereto as Exhibit D (the “Voting and Support Agreement”); and

WHEREAS, capitalized terms used in this Agreement have the meanings set forth in Section 6.10 or such other Section indicated in the preceding Index of Defined Terms.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I.

PURCHASE; CLOSING

Section 1.1    Purchase. On the terms and subject to the conditions herein, on the Closing Date, the Initial Investors shall purchase from the Company, and the Company shall issue, sell and deliver to the Initial Investors in the amounts, and to the Initial Investors, as set forth on Schedule 1, an aggregate of (i) 5,400 shares of Series A-1 Preferred Stock and (ii) 74,600 shares of Series A-2 Preferred Stock, in each case at a purchase price of $975 per share, for an aggregate purchase price of $78,000,000 in cash (the “Aggregate Purchase Price”) to be paid in full to the Company on the Closing Date. The shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock to be issued and sold by the Company to the Initial Investors pursuant to this Agreement are collectively referred to as the “Purchased Stock.”

Section 1.2    Closing.

(a)    The closing of the purchase and sale of the Purchased Stock (the “Closing”) shall be held at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002, at 10:00 a.m. local time, on the same day the Acquisitions are consummated, or at such other time and place as the Company and the Initial Investors shall mutually agree (the “Closing Date”). The Company will (i) deliver written notice to the Investors of the projected Closing Date at least ten (10) Business Days prior to such projected date and of the actual Closing Date at least two (2) Business Days prior to such actual Closing Date and (ii) keep the Initial Investors reasonably apprised of any anticipated changes in the projected Closing Date.

(b)    Subject to the satisfaction or waiver on the Closing Date of the conditions to the Closing in Section 1.3, at the Closing:

(1)    the Company will deliver to the Initial Investors (i) certificates evidencing (A) the purchased Series A-1 Preferred Stock and (B) the purchased Series A-2 Preferred Stock, (ii) the executed Registration Rights Agreement, in the form of Exhibit C hereto,

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(iii) the Voting and Support Agreement executed by the Company and the Significant Holders, in the form of Exhibit D hereto, (iv) a legal opinion of Latham & Watkins LLP, in the form of Exhibit E hereto, (v) executed waivers or amendments to the Company’s existing registration rights agreements, in form and substance reasonably acceptable to the Initial Investors, permitting the full exercise of the Investors’ rights as set forth in the Registration Rights Agreement (the “Registration Rights Amendments”) and (vi) all other documents, instruments and writings required to be delivered by the Company to the Initial Investors pursuant to this Agreement; and

(2)    the Initial Investors will deliver or cause to be delivered (i) to a bank account (which such account shall be designated by the Company in writing at least two (2) Business Days prior to the Closing Date), the Aggregate Purchase Price by wire transfer of immediately available funds, (ii) the Registration Rights Agreement executed by each of the Initial Investors and (iii) all other documents, instruments and writings required to be delivered by the Initial Investors to the Company pursuant to this Agreement.

Section 1.3    Closing Conditions.

(a)    The obligation of the Initial Investors, on the one hand, and the Company, on the other hand, to effect the Closing is subject to the satisfaction or waiver by the Initial Investors and the Company at or prior to the Closing of the following conditions:

(1)    no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity and no Law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(2)    the Acquisitions shall have been consummated or shall be consummated substantially simultaneously with the Closing on the terms and conditions contemplated by the PSAs as in effect as of the date hereof (subject to any amendments, supplements or waivers consented to by the Initial Investors at least two (2) Business Days prior to Closing) (i) for aggregate cash consideration no greater than $105,000,000 (including, for the sake of clarity, any payments or concessions made to obtain consent to assignment of any properties or interests) and (ii) subject to all non-cash consideration paid to the sellers party to the PSAs being in the form of Class A Common Stock; and

(3)    the RBL has been amended, amended and restated or otherwise replaced, as of, or in advance of, the Closing in a manner that, in the reasonable determination of the Initial Investors, is sufficient to permit the consummation of transactions contemplated by this Agreement and the other Transaction Documents (the “RBL Amendment or Replacement”).

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(b)    The obligation of the Initial Investors to effect the Closing is also subject to the satisfaction or waiver by the Initial Investors at or prior to the Closing of the following conditions:

(1)    (i) the representations and warranties of the Company set forth in Section 2.1 hereof shall be true and correct (disregarding all qualifications or limitations as to materiality or Company Material Adverse Effect) in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent that such representation or warranty speaks to an earlier date, in which case each of such earlier date);

(2)    the Company shall have performed in all material respects its obligations required to be performed by it pursuant to this Agreement at or prior to the Closing;

(3)    the Company shall have adopted and filed the Series A-1 Certificate and the Series A-2 Certificate, with the Secretary of the State of Delaware, and the Series A-1 Certificate and the Series A-2 Certificate shall be in full force and effect;

(4)    any shares of Class A Common Stock that could potentially be issued upon conversion of the Series A-1 Preferred Stock (including any shares of Class A Common Stock or Series A-1 Preferred Stock that could potentially be issued as dividends (whether directly or as an increase to “Stated Value”)) shall have been approved for listing on the NASDAQ Global Select Market;

(5)    the Company shall have executed and delivered the Registration Rights Agreement and the Voting and Support Agreement and delivered the Registration Rights Amendments executed by all parties thereto;

(6)    the Initial Investors shall have received (i) a certificate, dated as of the Closing Date, signed on behalf of the Company by a senior executive officer certifying to the effect that the conditions set forth in Section 1.3(b)(1) and (2) have been satisfied, and (ii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s (A) Certificate of Incorporation, Certificates of Designations and the Bylaws currently in effect, (B) resolutions adopted by the Board of Directors approving this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, and (C) the signatures and authority of persons signing this Agreement, the certificates, the Registration Rights Agreement, the Registration Rights Amendments and the Voting and Support Agreement on behalf of the Company;

(7)    the Initial Investors shall have received from Latham & Watkins LLP, special counsel for the Company, an opinion, dated as of the Closing Date, in substantially the form attached as Exhibit E hereto;

(8)    the Initial Investors shall have received a copy of the Company’s most recent reserve reports from W.D. Von Gonten & Co. and LaRoche Petroleum Consultants, Ltd.;

(9)    the Company shall have provided a summary of its current hedging positions, and the Company and the Initial Investors shall have agreed, acting in good faith, upon any incremental hedging in light of the Acquisitions to be entered into at, prior to or after the Closing;

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(10)    the Company shall have provided a pro forma consolidated balance sheet of the Company as of March 31, 2017 prepared in good faith and in form and substance reasonably acceptable to the Initial Investors, adjusted to give effect to the consummation of the Acquisition (including any other financing transactions related thereto) and the transactions contemplated hereby as if such transactions had occurred on such date; and

(11)    substantially simultaneously with the Closing, the Company shall have reimbursed the Initial Investors (or paid at the direction of the Initial Investors) for up to $300,000 of their reasonable and documented out-of-pocket fees and expenses incurred on or before the Closing Date in connection with the due diligence of the Company and the Acquisitions, the negotiation and execution of this Agreement and the purchase by the Initial Investors of the Purchased Stock pursuant to this Agreement (including fees and expenses of counsel and other advisors in connection therewith).

(c)    The obligation of the Company to effect the Closing is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(1)    (i) the representations and warranties of the Initial Investors set forth in Section 2.2 hereof shall be true and correct (disregarding all qualifications or limitations as to materiality) as of the date of this Agreement and as of the Closing Date (except to the extent that such representation or warranty speaks of an earlier date, in which case each of such earlier date), except where the failure of such representation and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of the Initial Investors to fully perform its covenants and obligations under this Agreement;

(2)    the Initial Investors shall have performed in all material respects their obligations required to be performed by them pursuant to this Agreement at or prior to the Closing;

(3)    the Initial Investors shall have paid to the Company the Aggregate Purchase Price;

(4)    the Initial Investors shall have executed and delivered the Registration Rights Agreement; and

(5)    the Company shall have received a certificate signed by or on behalf of each of the Initial Investors certifying to the effect that the condition set forth in Section 1.3(c)(1) and (2) have been satisfied.

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ARTICLE II.

REPRESENTATIONS AND WARRANTIES

Section 2.1    Representations and Warranties of the Company. Except as set forth in the SEC Documents filed by the Company with the SEC, which were publicly available prior to the date of this Agreement, excluding any disclosures set forth in risk factors or any “forward looking statements” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company represents and warrants to the Initial Investors that:

(a)    Organization and Authority.

(1)    The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, has all requisite power and authority to own its properties and conduct its business as presently conducted, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would, individually or in the aggregate, reasonably be expected to have Company Material Adverse Effect. True and accurate copies of the Certificate of Incorporation and Bylaws, each as in effect as of the date of this Agreement, have been made available to the Initial Investors prior to the date hereof.

(2)    Each material Company Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization, has all requisite power and authority to own its properties and conduct its business as presently conducted, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As used herein, “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof; and “Company Subsidiary” means any Subsidiary of the Company.

(b)    Capitalization.

(1)    The authorized capital stock of the Company consists of 100,000,000 shares of Class A Common Stock, 5,000 shares of Class B Non-Voting Common Stock, par value $0.001 per share (the “Class B Common Stock”) and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of the close of business on March 31, 2017 (the “Capitalization Date”), there were 21,822,015 shares of Class A Common Stock outstanding, 2,500 shares of Class B Common Stock outstanding

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and zero shares of Preferred Stock outstanding. As of the close of business on the Capitalization Date, (i) 100,625 shares of Class A Common Stock were reserved for issuance upon the exercise or payment of stock options outstanding on such date (“Company Stock Options”), and 1,399,375 shares of Class A Common Stock were reserved for issuance upon the exercise or payment of stock units (including deferred stock units, restricted stock and restricted stock units) or other equity-based incentive awards granted pursuant to any plans, agreements or arrangements of the Company and outstanding on such date (collectively, the “Company Stock Awards”), (ii) 760,000 shares of Class A Common Stock were reserved for issuance upon the exercise or payment of outstanding warrants and (iii) zero shares of Class A Common Stock and zero shares of Class B Common Stock were held by the Company in its treasury. All of the issued and outstanding shares of Class A Common Stock and Class B Common Stock have been duly authorized and validly issued in accordance with applicable securities laws and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. From the Capitalization Date through and as of the date of this Agreement, no other shares of Common Stock or Preferred Stock have been issued other than shares of Class A Common Stock issued in respect of the exercise of Company Stock Options or Company Stock Awards in the ordinary course of business. The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect.

(2)    No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company Stockholders may vote (“Voting Debt”) are issued and outstanding. As of the date of this Agreement, except (i) pursuant to any cashless exercise provisions of any Company Stock Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under Company Stock Options or Company Stock Awards, (ii) as set forth in Section 2.1(b)(1), and (iii) as provided in this Agreement or any other Transaction Document, the Company does not have and is not bound by any outstanding options, preemptive rights, rights of first offer, warrants, calls, commitments or other rights or agreements calling for the purchase or issuance of, or securities or rights convertible into, or exchangeable for, any shares of Class A Common Stock or Class B Common Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).

(c)    Authorization.

(1)    The Company has the corporate power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company (the “Board of Directors”). This Agreement has been, and as of the Closing each of the other Transaction Documents will be, duly and validly executed

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and delivered by the Company and, assuming due authorization, execution and delivery by the Initial Investors, is, and as of the Closing each of the other Transaction Documents will be, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement or the other Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby.

(2)    Neither the execution and delivery by the Company of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof (including the conversion or exercise provisions of the Series A Preferred Stock) will, subject only to the receipt of the Requisite Stockholder Approval if required, (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) the certificate of incorporation of the Company (as amended and restated, the “Certificate of Incorporation”) or bylaws of the Company (as amended and restated, the “Bylaws”) or the certificate of incorporation, charter, bylaws or other governing instrument of any Company Subsidiary or (ii) assuming the consummation of the RBL Amendment or Replacement in satisfaction of the conditions of Section 1.3(a)(3), any note, bond, credit facility, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject or (B) materially violate any law, statute, ordinance, rule, regulation, permit, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets.

(3)    Other than (i) the securities or blue sky laws of the various states and approval, (ii) the filing of the Series A-1 Certificate, the Series A-2 Certificate and the Series B Certificate with the Secretary of State of the State of Delaware, (iii) the filing with the SEC of such reports under the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents, (iv) such notice or filings as may be required by the NASDAQ Global Select Market as contemplated by Section 3.7 and (v) those which have already been made or granted, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any court, administrative agency or commission or other governmental or arbitral body or authority or

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instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization (each, a “Governmental Entity”), nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement or the other Transaction Documents, subject only to the receipt of the Requisite Stockholder Approval.

(d)    Sale of Securities. Assuming the Initial Investors’ representations in Section 2.2 are true and correct, the offer, sale, and issuance of the shares of Series A Preferred Stock in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act, and all applicable state securities laws, and the Company will not take any action hereafter that would cause the loss of such exemptions.

(e)    Status of Securities. The shares of Series A Preferred Stock to be issued pursuant to this Agreement, and the shares of Class A Common Stock or Series A-1 Preferred Stock to be issued upon conversion of the Series A-1 Preferred Stock or the Series A-2 Preferred Stock, respectively, have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement or the Series A-1 Certificate or Series A-2 Certificate, as applicable, the shares of Series A Preferred Stock being purchased by the Initial Investors hereunder will be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, will not be subject to preemptive rights of any other stockholder of the Company, and will be free and clear of all Liens, except restrictions imposed by this Agreement, the Registration Rights Agreement, the Securities Act and any applicable state or foreign securities laws. Upon any conversion of any shares of Series A-1 Preferred Stock into Class A Common Stock pursuant to the Series A-1 Certificate, or, upon the receipt of the Requisite Stockholder Approval, the conversion of any shares of Series A-2 Preferred Stock into Series A-1 Preferred Stock pursuant to the Series A-2 Certificate, the shares of Class A Common Stock or Series A-1 Preferred Stock issued upon such conversion will be validly issued, fully paid and nonassessable, will not be subject to preemptive rights of any other stockholder of the Company, and will be free and clear of all Liens, except restrictions imposed by this Agreement, the Registration Rights Agreement, the Securities Act and any applicable state or foreign securities laws. The respective rights, preferences, privileges, and restrictions of the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Common Stock are as stated in the Certificate of Incorporation (including the Series A-1 Certificate and the Series A-2 Certificate). The shares of Class A Common Stock to be issued upon any conversion of shares of Series A Preferred Stock into Class A Common Stock have been duly reserved for such issuance. The shares of Series A-1 Preferred Stock to be issued upon any conversion of shares of Series A-2 Preferred Stock into Series A-1 Preferred Stock have been duly reserved for such issuance.

(f)    SEC Documents; Financial Statements.

(1)    The Company has filed all required reports, proxy statements, forms, and other documents with the Securities and Exchange Commission (the “SEC”) since July 5, 2016 (collectively, the “SEC Documents”). Each of the SEC Documents, as of its respective date complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and, except to the extent that

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information contained in any SEC Document has been revised or superseded by a later SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(2)    The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the Board of Director’s audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(3)    The financial statements of the Company and its consolidated Subsidiaries included in the SEC Documents (a) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case as of the date such SEC Document was filed, and (b) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or the notes thereto and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows of the Company and its consolidated subsidiaries for the periods then ended (subject, in the case of unaudited statements, to normal recurring audit adjustments).

(g)    Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company included on its Annual Report on Form 10-K for the year ended December 31, 2016, its Quarterly Report on Form 10-Q for the three-months period ended March 31, 2017 or any subsequent SEC Document filed prior to the date hereof, (ii) liabilities incurred since December 31, 2016 in the ordinary course of business (including incremental borrowings under the RBL), (iii) liabilities incurrent pursuant to the Acquisitions or this Agreement and the transactions contemplated hereby, the Company and its Subsidiaries do not have any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in the Company’s financial statements in accordance with GAAP, and there are no transactions, arrangements or other relationships between the Company and/or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its SEC Documents and is not so disclosed.

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(h)    Brokers and Finders. Except for Intrepid Partners, LLC, the fees and expenses of which will be paid by the Company, neither the Company nor its Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company, in connection with this Agreement or the transactions contemplated hereby.

(i)    Litigation. There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against, nor any outstanding judgment, order or decree against, the Company or any of its Subsidiaries before or by any Governmental Entity which in the aggregate have, or if adversely determined, would reasonably be expected to have, a liability in excess of $500,000, or which challenges the validity of any of the Transaction Documents or the right of the Company to enter into any of the Transaction Documents or to consummate the transactions contemplated hereby and thereby.

(j)    Taxes. To the Knowledge of the Company, since January 1, 2010, each of the Company and its Subsidiaries has filed all tax returns required to have been filed and paid all material taxes due and payable by them.

(k)    Permits and Licenses. The Company and its Subsidiaries possess all material certificates, authorizations and permits issued by each Governmental Entity necessary to conduct their respective businesses (the “Permits”). To the Knowledge of the Company, the Company and its Subsidiaries have materially fulfilled and performed all of their respective obligations with respect to the Permits, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Permits. Neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any such Permits or has any reason to believe that any such Permits will not be renewed in the ordinary course.

(l)    Compliance with Laws. Neither the Company nor any of its Subsidiaries is in material violation of any applicable Law. To the Knowledge of the Company as of the date of this Agreement, neither the Company nor any of its Subsidiaries is being investigated with respect to any applicable Law.

(m)    Compliance with Sarbanes-Oxley. There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith, in each case, as applicable to the Company. To the Knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 401 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

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(n)    Title to Interests. The Company and its Subsidiaries have (i) generally satisfactory title to all of their interests in their producing oil and gas properties and to all of their material interests in non-producing oil and gas properties, title investigations having been carried out by the Company and its Subsidiaries, as applicable, in accordance with the general practice in the oil and gas industry, (ii) good and indefeasible title to all other real property owned by them that is material to the Company and its Subsidiaries, taken as a whole, and (iii) good and valid title to all personal property owned by them that is material to the Company and its Subsidiaries, taken as a whole, in each case free and clear of all Liens, except Liens in favor of the lenders pursuant to the RBL and, until the Company’s repayment, redemption or repurchase in full of its 12.0% senior secured second lien notes due 2021 (the “Second Lien Notes”) in accordance with the terms of the indenture governing such Second Lien Notes as contemplated by Section 3.4(ii) hereof, the Second Lien Notes, and defects and other Liens as do not materially diminish the value of such property or materially interfere with the use made and proposed to be made of such property by the Company or its Subsidiaries.

(o)    Absence of Changes. Since December 31, 2016, there has not been any action or omission of the Company or any of its Subsidiaries that, individually or in the aggregate, has had a Company Material Adverse Effect.

(p)    Material Contracts. Neither the Company nor any of its Subsidiaries is in default under or in violation or breach of any Material Contract to which any of them is a party. All Material Contracts, including employment agreement, required to be filed with the SEC have been filed. To the Knowledge of the Company, the representations and warranties of the counterparties in the PSAs are true and correct in all material respects. The Initial Investors have been provided with true, correct and complete copies of the PSAs.

(q)    Intellectual Property. The Company and its Subsidiaries own or have obtained valid and enforceable licenses for, or other legal and valid rights to use, the material Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted.

(r)    Insurance. Each of the Company and its Subsidiaries carry, or are covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as is reasonably adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries. All material policies of insurance of the Company and its Subsidiaries are in full force and effect; the Company and its Subsidiaries are in compliance with the terms of such policies in all material respects; there are no material claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and none of the Company or any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

(s)    ERISA Compliance. (i) Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”))

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for which the Company or any of its Subsidiaries would have any liability (each an “ERISA-Subject Plan”) has been maintained in material compliance with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any ERISA-Subject Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) with respect to each ERISA-Subject Plan subject to Title IV of ERISA. (A) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, (B) no ERISA-Subject Plan is or is reasonably expected to be “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (C) there has been no filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA-Subject Plan or the receipt by the Company or any of its Subsidiaries from the PBGC or the plan administrator of any notice relating to the intention to terminate any ERISA-Subject Plan or ERISA-Subject Plans or to appoint a trustee to administer any ERISA-Subject Plan, (D) no conditions contained in Section 303(k)(1)(A) of ERISA for imposition of a lien shall have been met with respect to any ERISA-Subject Plan and (E) neither the Company nor any of its Subsidiaries has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the ERISA-Subject Plan or premiums to the Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of an ERISA-Subject Plan (including a “multiemployer plan,” within the meaning of Section 4001(c)(3) of ERISA) (“Multiemployer Plan”); (iv) no Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA), or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 304 of ERISA); and (v) each ERISA-Subject Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(t)    No Foreign Business. Other than Lonestar Resources, Ltd., which does not hold any material assets, the Company does not have operations or conduct any business outside of the United States.

(u)    Illegal Payments. None of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries, has in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries: (i) used any corporate funds for any unlawful contribution, gift, or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (collectively, the “FCPA”)) or domestic government official; or (iii) violated, or is in violation of, any provision of the FCPA, or any other applicable anti-bribery statute or regulation. The Company and its Subsidiaries have conducted their respective businesses in compliance with the FCPA, and all other applicable anti-bribery statutes and regulations.

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(v)    Anti-Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, that have been issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Entity, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(w)    Sanctions. None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently subject to or the target of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State or other relevant sanctions authority (collectively, “Sanctions”); and the Company and its Subsidiaries are not located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria and Crimea); and the Company will not directly or indirectly use the proceeds of the Purchase, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person, or in any country or territory, that currently is the subject or target of Sanctions or in any other manner that will result in a violation by any person (including any person participating in the Purchase whether as an advisor, investor or otherwise) of Sanctions. The Company and its Subsidiaries have not knowingly engaged in for the past five years, and are not now knowingly engaged in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction, is or was the subject or target of Sanctions.

(x)    Listing and Maintenance Requirements. The Class A Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to terminate, or which to the Knowledge of the Company is reasonably likely to have the effect of terminating, the registration of the Class A Common Stock under the Exchange Act nor has the Company received as of the date of this Agreement any notification that the SEC is contemplating terminating such registration.

(y)    Customers and Suppliers. To the Knowledge of the Company, no material customer or material supplier of goods and services of the Company and its Subsidiaries has threatened to cancel or otherwise terminate, or has materially modified or decreased, its relationship with the Company or any of its Subsidiaries.

(z)    No Additional Representations. Except for the representations and warranties made by the Company in this Section 2.1, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any Subsidiaries or their respective businesses, operations, assets liabilities, condition or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made

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any representation or warranty to the Initial Investors, or any of their respective Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective business, or (ii) except for the representations and warranties made by the Company in this Section 2.1, any oral or written information presented to the Initial Investors, or any of their respective Affiliates or representatives, in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of the Initial Investors to rely on the representations, warranties, covenants and agreements made to the Initial Investors expressly set forth in the Transaction Documents or in any certificate delivered thereunder, nor will anything in this Agreement operate to limit any claim by the Initial Investors for fraud.

Section 2.2    Representations and Warranties of the Initial Investor. Each Initial Investor hereby, severally and not jointly, represents and warrants to the Company, that:

(a)    Organization and Authority. Such Initial Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely affect such Initial Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and such Initial Investor has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(b)    Authorization.

(1)    Such Initial Investor has the corporate or other power and authority to enter into this Agreement and to carry out its obligations hereunder and under the Registration Rights Agreement. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by such Initial Investor and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Initial Investor, and no further approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is required. This Agreement has been, and the Registration Rights Agreement will be, duly and validly executed and delivered by such Initial Investor and assuming due authorization, execution and delivery by the Company, this Agreement is, and the Registration Rights Agreement will be, a valid and binding obligation of such Initial Investor enforceable against such Initial Investor in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2)    Neither the execution, delivery and performance by such Initial Investor of this Agreement and the Registration Rights Agreement, nor the consummation of the

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transactions contemplated hereby and thereby, nor compliance by such Initial Investor with any of the provisions hereof and thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of such Initial Investor under any of the terms, conditions or provisions of (i) its governing instruments or (ii) any note, bond, credit facility, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Initial Investor is a party or by which it may be bound, or to which such Initial Investor or any of the properties or assets of such Initial Investor may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to such Initial Investor or any of their respective properties or assets, except in each case for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect such Initial Investor’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(3)    Other than the securities or blue sky laws of the various states, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by such Initial Investor of the transactions contemplated by this Agreement, subject only to the receipt of the Requisite Stockholder Approval if required.

(c)    Purchase for Investment.

(1)    Such Initial Investor is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, (ii) aware that the sale of the Series A Preferred Stock and the Common Stock issuable upon conversion of the Series A Preferred Stock being issued and sold to it pursuant to this Agreement and, upon obtaining the receipt of the Requisite Stockholder Approval, the Series A-1 Preferred Stock issuable upon conversion of the Series A-2 Preferred Stock issued and sold pursuant to this Agreement (collectively, the “Securities”) is being made in reliance on a private placement exemption from registration under the Securities Act, and (iii) acquiring the Securities for its own account.

(2)    Such Initial Investor understands and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Securities have not been and, except as contemplated by the Registration Rights Agreement, will not be registered under the Securities Act and that such Securities may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iii) pursuant to an effective registration statement under the Securities Act or (iv) to the

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Company or one of its Subsidiaries, in each of cases (i) through (iv) in accordance with any applicable state and federal securities laws, and that it will notify any subsequent purchaser of Securities from it of the resale restrictions referred to above, as applicable.

(3)    Such Initial Investor understands that, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144 thereunder, the Company may require that the Securities will bear a legend or other restriction substantially in the form set forth in Section 4.3.

(4)    Such Initial Investor (i) is able to fend for itself in the transactions contemplated by this Agreement; (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Securities; and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

(5)    Such Initial Investor acknowledges that (i) it has conducted its own investigation of the Company and the terms of the Securities, (ii) it has had access to the Company’s public filings with the SEC and to such financial and other information as it deems necessary to make its decision to purchase the Securities and (iii) it has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries and to ask questions of the Company and received answers thereto, each as it deemed necessary in connection with the decision to purchase the Securities. Such Initial Investor further acknowledges that it has had such opportunity to consult with its own counsel, financial and tax advisors and other professional advisers as it believes is sufficient for purposes of the purchase of the Securities.

(6)    Such Initial Investor understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

(7)    Except for the representations and warranties contained in Section 2.1 of this Agreement, such Initial Investor acknowledges that neither the Company nor any Person on behalf of the Company makes, and such Initial Investor has not relied upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to the Initial Investors in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of the Initial Investors to rely on the representations, warranties, covenants and agreements made to the Initial Investors expressly set forth in the Transaction Documents or in any certificate delivered thereunder, nor will anything in this Agreement operate to limit any claim by the Initial Investors for fraud.

(d)    Financial Capability. Such Initial Investor currently has capital commitments sufficient to, and at Closing will have, available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement. Such Initial Investor is not aware of any reason why the funds sufficient to fulfill its obligations under Section 1.1 will not be available on the Closing Date.

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(e)    Brokers and Finders. Neither such Initial Investor nor its Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for such Initial Investor, in connection with this Agreement or the transactions contemplated hereby.

(f)    No Disqualification Events. Such Initial Investor represents that neither (1) such Initial Investor, (2) to such Initial Investor’s knowledge, any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, nor (3) any beneficial owner of the Purchased Stock to be held by such Initial Investor is subject to any Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of the Closing in writing in reasonable detail to the Company.

(g)    Ownership. As of the date of this Agreement, neither such Initial Investor nor any of its Affiliates (other than any portfolio company with respect to which such Initial Investor is not the party exercising control over investment decisions) are the owners of record or the Beneficial Owners of shares of Class A Common Stock, Class B Common Stock or securities convertible into or exchangeable for Class A Common Stock or Class B Common Stock.

(h)    Short Sales. Prior to the Closing, neither such Initial Investor nor its Affiliates have, directly or indirectly, sold “short” the Common Stock or any securities convertible into, or exercisable or exchanged for, Common Stock.

ARTICLE III.

COVENANTS

Section 3.1    Filings; Other Actions. Following the execution of this Agreement, the Initial Investors, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 3.1. The Initial Investors shall promptly furnish the Company, and the Company shall promptly furnish the Initial Investors, to the extent permitted by applicable law, with copies of written communications received by it or its Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

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Section 3.2    Reasonable Best Efforts to Close. The Company and each Initial Investor agree to use reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end, including in relation to the satisfaction of the conditions to Closing set forth in Section 1.3(a), (b) and (c) and cooperating in seeking to obtain any consent required from Governmental Entities.

Section 3.3    Corporate Actions.

(a)    Authorized Common Stock. At any time that any Series A Preferred Stock is outstanding, the Company shall from time to time take all lawful action within its control to cause the authorized capital stock of the corporation to include a sufficient number of authorized but unissued shares of Class A Common Stock and Series A-1 Preferred Stock to satisfy the conversion requirements of all shares of Series A Preferred Stock then outstanding, or issuable as a dividend, or upon the conversion of Series A-2 Preferred Stock then outstanding (assuming for the purposes of this calculation that the Requisite Stockholder Approval has been obtained). All shares of Class A Common Stock and Series A-1 Preferred Stock delivered upon conversion of the Series A Preferred Stock issued hereunder or issuable as a dividend shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and free of any Lien.

(b)    Certificate. Prior to the Closing, the Company shall file in the office of the Secretary of State of the State of Delaware the Series A-1 Certificate in the form attached to this Agreement as Exhibit A and the Series A-2 Certificate in the form attached to this Agreement as Exhibit B, with such changes thereto as the parties may agree.

(c)    Certain Adjustments. If any occurrence since the date of hereof until the Closing would have resulted in an adjustment to the Conversion Rate (as defined in the Series A-1 Certificate) pursuant to Section 9 of the Series A-1 Certificate if the Series A-1 Preferred Stock had been issued and outstanding since the date hereof or the Series A-2 Preferred Stock had been issued and outstanding since the date hereof, the Company shall adjust such Conversion Rate, as applicable, effective as of the Closing, in the same manner as would have been required by Section 9 of the Series A-1 Certificate if the Series A-1 Preferred Stock or the Series A-2 Preferred Stock, as applicable, had been issued and outstanding since the date hereof.

Section 3.4    Use of Proceeds. The Company shall use the proceeds from the sale of the Purchased Stock (i) to partially finance the Acquisitions and (ii) to repay, redeem or repurchase its Second Lien Notes in full, including any prepayment premiums in connection therewith, in accordance with the terms of the indenture governing such notes and, only to the extent of any excess, (x) to fund development of the Company’s existing and acquired oil and gas assets in Texas and (y) for general corporate purposes, including the payment of fees and expenses in connection with the transactions contemplated by this Agreement and the Registration Rights Agreement.

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Section 3.5    Company Stockholder Approvals. Following the Closing, the Company agrees to use commercially reasonable efforts to obtain, at a special or annual meeting of Company Stockholders (at which a quorum is present) no later than six months following the Closing Date (the “Stockholder Meeting”), the approval by the Company Stockholders of the conversion of all shares of Series A Preferred Stock issued or issuable pursuant to this Agreement (assuming maximum conversion rates as set forth in the Series A-1 Certificate and the Series A-2 Certificate and that the Company elects to pay 12 quarters of dividends in kind or otherwise accrues to stated value in accordance with the terms of each of the Series A-1 Certificate and the Series A-2 Certificate) into shares of Class A Common Stock (such approval, the “Requisite Stockholder Approval”) in accordance with the Certificate of Incorporation and the Bylaws of the Company. The Company will prepare and file with the SEC a proxy statement to be sent to the Company’s stockholders in connection with the Stockholder Meeting (the “Proxy Statement”). Subject to the directors’ fiduciary duties, the Proxy Statement shall include the Board of Directors’ recommendation that the holders of shares of Class A Common Stock vote in favor of the Requisite Stockholder Approval. Each Initial Investor agrees to furnish to the Company information concerning such Initial Investor and its Affiliates as the Company, on the advice of outside counsel, reasonably determines is necessary for the Proxy Statement, the Stockholder Meeting or any subsequent proxy solicitation, provided, however, that the Initial Investor shall not be obligated to provide (i) any information subject to confidentiality, non-disclosure, or similar agreements or which cannot be disclosed under applicable Law, (ii) personally identifiable information, (iii) information regarding the limited partners of such Initial Investor and (iv) financial information that the Initial Investor reasonably deems to be material to its business, as determined in good faith in its sole discretion.

Section 3.6    Financial Statements, Information Rights and Inspection.

(a)    If at any time while any shares of Series A Preferred Stock are outstanding, the Company ceases filing annual, quarterly and other reports required to be filed with the SEC under the Exchange Act, the Company shall provide to the Investors who hold shares of Series A Preferred Stock:

(1)    unaudited quarterly financial statements prepared in accordance with GAAP as soon as such financial statements become available but no later than forty-five (45) days after the end of each fiscal quarter of the Company, in form and substance reasonably acceptable to the Investor Representative;

(2)    quarterly production reports within forty-five (45) days after the end of each fiscal quarter displaying volumes of crude oil, natural gas liquids, residue natural gas, and other relevant hydrocarbons sold or produced by the Company; and

(3)    audited annual financial statements prepared in accordance with GAAP within ninety (90) days after the end of each fiscal year of the Company, certified by an accounting firm mutually acceptable to the Company and the Investor Representative.

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(b)    In addition to the information rights set forth in Section 3.6(a), following the Closing and regardless of whether or not the Company ceases filing reports with the SEC, for as long as any shares of Series A Preferred Stock are outstanding, the Company shall provide to the Investors, when requested by such Investor:

(1)    twice per year, as soon as reasonably practicable, but no later than thirty (30) days before (i) the end of each fiscal year of the Company or (ii) the end of the first two (2) quarters of each fiscal year of the Company, a consolidated budget (including operating and capital budgets presented on a monthly basis) for the subsequent 24-months; provided that the Board of Directors shall make a good faith effort to confirm an annual budget for the subsequent year by the end of each fiscal year;

(2)    annually, by August 15 of each year, a reserve report prepared as of June 30 of each year, which may be prepared internally by petroleum engineers who are employees of the Company;

(3)    annually, as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year, a reserve report prepared or audited by a third party engineering firm reasonably acceptable to the Investor Representative and the Company with an “as of” date of the end of such fiscal year; and

(4)    such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as the Investor Representative may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.6(b) to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless the Investor Representative and such Investor has agreed in writing to keep such information confidential (which shall be satisfied by agreeing to the confidentiality provisions of Section 3.9 of this Agreement)) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel in a manner that cannot be reasonably mitigated.

(c)    At the sole expense of the Investor Representative, for as long as any shares of Series A Preferred Stock are outstanding, the Company shall permit the Investor Representative to visit and inspect the Company’s properties, examine its books of account and records, and discuss the Company’s affairs, finances, and accounts with the officers of the Company with such responsibility, during normal business hours of the Company and upon prior written request by the Investor Representative at least two (2) Business Days in advance, and the Investor Representative shall be permitted to share the results of its inspection and discussions with the Investors; provided, however, that the Company shall not be obligated pursuant to this Section 3.6(c) to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless the Investor Representative and Investor receiving such information has agreed in writing to keep such information confidential (which shall be satisfied by agreeing to the confidentiality provisions of Section 3.9 of this Agreement)) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel in a manner that cannot be reasonably mitigated.

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Notwithstanding anything else in this Section 3.6 to the contrary, the Company may cease providing the information set forth in this Section 3.6 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.6 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

Section 3.7    NASDAQ Listing of Shares. The Company shall have applied for listing on the NASDAQ Global Select Market as of the Closing Date any shares of Class A Common Stock that could potentially be issued upon conversion of Series A-1 Preferred Stock (including any shares of Class A Common Stock or Series A-1 Preferred Stock that could potentially be issued as dividends (whether directly or as an increase to “Stated Value”)). Following the Requisite Stockholder Approval and prior to the effectiveness of the conversion of Series A-2 Preferred Stock into Series A-1 Preferred Stock, the Company shall apply and cause to be approved for listing on the NASDAQ Global Select Market the shares of Class A Common Stock that could potentially be issued upon conversion of the Series A-1 Preferred Stock into which the Series A-2 Preferred Stock will be converted (including any shares of Class A Common Stock or Series A-1 Preferred Stock that could potentially be issued as dividends (whether directly or as an increase to “Stated Value”)), subject to official notice of issuance.

Section 3.8    Negative Covenants. From the date of this Agreement through the Closing, the Company and its Subsidiaries shall not, without the prior written approval of the Initial Investors:

(a)    declare, or make payment in respect of, any dividend or other distribution upon any shares of capital stock of the Company;

(b)    amend the Certificate of Incorporation or Bylaws in a manner that would affect the Investors in an adverse manner as holders of Series A Preferred Stock;

(c)    authorize, issue or reclassify any capital stock, or debt securities convertible into capital stock, of the Company other than the authorization and issuance of the Series A Preferred Stock, Class A Common Stock and Class B Common Stock; or

(d)    take any other action that would require the consent of Approved Holders hereunder or under the Series A-1 Certificate or Series A-2 Certificate if such action were to occur after the Closing.

Section 3.9    Confidentiality. Each Initial Investor hereby agree to keep confidential, to cause their respective employees, officers, directors and Affiliates to keep confidential and to instruct their respective representatives to keep confidential, any and all confidential information of the Company, including non-public information relating to the Company’s finances and results, trade secrets, know-how, customers, business plans, marketing activities, financial data and other business affairs that was disclosed by the Company on or prior

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to the date of this Agreement or that is disclosed on or after the date of this Agreement by the Company or any of its Subsidiaries to such Initial Investor, any Investor or their respective Affiliates or representatives (each a “Receiving Party”), (collectively, the “Company Proprietary Information”), and to utilize the Company Proprietary Information only for purposes related to its investment or other purpose for which such information was disclosed (the “Utilization Restriction”); provided, however, that the Utilization Restriction shall not restrict the sale of any securities (including the Series A Preferred Stock or Common Stock) so long as such Initial Investor complies, to the extent applicable, with the confidentiality restrictions of this Section 3.9, the Company’s insider trading policy and applicable securities laws; provided, further, that Company Proprietary Information shall not include any information that (i) is or subsequently becomes publicly available without breach of this Section 3.9 or (ii) is or subsequently becomes known or available to a Receiving Party from a source other than the Company unless such Receiving Party knows such source was prohibited from disclosing such Company Proprietary Information to the Receiving Party by a contractual, legal or fiduciary obligation owed by such other third party to the Company. For the avoidance of doubt, subject to the terms of this Section 3.9, any Initial Investor may disclose Company Proprietary Information to its employees, officers, directors, advisors and other representatives (including the Investor Representative). Each Investor shall be responsible for any failure of its employees, officers, directors, advisors and other representatives to keep confidential the Company Proprietary Information.

Section 3.10    State Securities Laws. The Company shall use commercially reasonable efforts to timely (i) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of the Series A Preferred Stock and (ii) cause such authorization, approval, permit or qualification to be effective as of the Closing and as of any conversion of Series A Preferred Stock.

Section 3.11    PSAs. The Company shall consult in good faith with the Initial Investors in connection with (i) any amendment or modification to any provision of, or waive any termination right or closing condition under, a PSA, (ii) the Company’s actions or any of its Affiliates’ actions relating to each of the title and environmental defect processes under the PSAs, including with respect to reviewing any interim and final defect notices, exercise of elections regarding curative matters, arbitration and settlement title and environmental disputes and with respect to the settlement of any defect dispute after the consummation of the “Closing” of the PSAs and (iii) any contemplated termination of a PSA.

ARTICLE IV.

ADDITIONAL AGREEMENTS

Section 4.1    Standstill. Until the date that is the earlier of (i) two (2) years after the date the Approved Holders are no longer entitled to designate any Investor Directors pursuant to Section 4.4 and (ii) the date the Company fails to fully declare and pay all accrued dividends in cash on a “Dividend Payment Date” after there are no “PIK Quarters” remaining under either the Series A-1 Certificate or Series A-2 Certificate (as applicable), each Initial Investor agrees that such Initial Investor and Affiliates who holds any shares of Purchased Stock or any shares of Class A Common Stock or Series A Preferred Stock acquired upon a conversion of (or as a

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dividend on) the Series A Preferred Stock issued under this Agreement will not, without the prior approval of the Board of Directors, directly or indirectly, through their subsidiaries or any other Persons, or in concert with any Person, or as a “group” (as defined in Section 13 of the Exchange Act) with any Person:

(a)    purchase, offer to purchase, or agree to purchase or otherwise acquire “beneficial ownership” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of any Common Stock, or any securities convertible or exchangeable into Common Stock, excluding any shares of Common Stock, Series A-1 Preferred Stock or other securities acquired (i) pursuant to a conversion of the Series A Preferred Stock or otherwise pursuant to the Transaction Documents or (ii) pursuant to an offering of such securities by the Company;

(b)    make, or in any way participate in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its Subsidiaries, or seek or propose to influence, advise, change or control the management, board of directors, policies, affairs or strategy of the Company by way of any public communication or other communications to securityholders intended for such purpose, except, in each case, with respect to any Requisite Stockholder Approval;

(c)    make a proposal for, or offer of (with or without conditions) any acquisition of or extraordinary transaction involving the Company or any of the Company’s Subsidiaries or any of their respective securities or assets;

(d)    effect or seek to effect (including, without limitation, by entering into discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether public or otherwise) to effect or participate (except as a holder of Common Stock or Series A Preferred Stock) in a merger, consolidation, division, acquisition or exchange of substantially all assets or equity, change of control transaction, recapitalization, restructuring, liquidation or similar transaction involving the Company or any of its Subsidiaries; or

(e)    enter into any discussions, negotiations, arrangements or understandings with or form a group with, any third party in connection with such third party’s taking, planning to take, or seeking to take any of the actions prohibited by clauses (a) through (d) of this Section 4.1 or otherwise act, alone or in concert with others, to seek to control or influence the Board of Directors or the management or policies of the Company, including its Subsidiaries; provided, however, that nothing in this Section 4.1 will limit (i) any Initial Investor’s ability to vote or Transfer its Common Stock or Series A Preferred Stock or otherwise exercise rights under its Series A Preferred Stock, or (ii) the ability of any director designated by the Investor Representative or the Approved Holders pursuant to Section 4.4, the Series A-1 Certificate and the Series A-2 Certificate to vote or otherwise exercise its fiduciary duties as a member of the Board of Directors, (iii) the ability of any observer appointed by the Investor Representative pursuant to Section 4.4, the Series A-1 Certificate and the Series A-2 Certificate to seek (but solely in such capacity as observer) to participate fully as an observer to the Board of Directors, or (iv) the ability of the Investor Representative or the Approved Holders to exercise their rights to appoint directors and observers pursuant to Section 4.4, the Series A-1 Certificate and the Series A-2 Certificate.

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Section 4.2    Transfer Restrictions.

(a)    The Initial Investors may Transfer to any Person any portion of their Series A Preferred Stock issued pursuant to this Agreement or any Class A Common Stock or Series A-1 Preferred Stock, as applicable, issued upon conversion of (or as dividends on) the Series A Preferred Stock issued pursuant to this Agreement; provided, that no Investor (other than the Initial Investors) shall have the right to participate in the appointment of Investor Directors as set forth in Section 4.4 and Section 19 of the Series A-1 Certificate and Series A-2 Certificate unless they have qualified as Approved Holders.

(b)    Notwithstanding Section 4.2(a), the transferees of such stock (together with the Initial Investors, the “Investors”) will not at any time knowingly Transfer any Series A Preferred Stock or any Class A Common Stock issued upon conversion of the Series A Preferred Stock pursuant to this Agreement, held by such Investor to a Company Competitor; provided, however, that this Section 4.2(b) shall not restrict any Transfer into the public market.

Section 4.3    Legend.

(a)    The Initial Investors agree that all certificates or other instruments representing the Series A Preferred Stock or Class A Common Stock subject to this Agreement will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A SECURITIES PURCHASE AGREEMENT, DATED AS OF MAY 26, 2017, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER AND WILL BE PROVIDED WITHOUT COST, UPON WRITTEN REQUEST TO THE SECRETARY OF THE ISSUER.

(b)    Upon request of a holder of Series A Preferred Stock or Class A Common Stock subject to this Agreement, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause the legend to be removed from any certificate for any Series A Preferred Stock issued or Class A Common Stock to be issued pursuant to the terms of this Agreement. Each Initial Investor acknowledges that the

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Series A Preferred Stock issued pursuant to this Agreement and the Class A Common Stock or Series A Preferred Stock issuable upon conversion of (or as dividends on) such stock have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Series A Preferred Stock issued pursuant to this Agreement or any Class A Common Stock or Series A-1 Preferred Stock issuable upon conversion of (or as dividends on) such stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

Section 4.4    Board Representation Rights. Further to (and, for so long as such certificates remain outstanding and effective, and not in duplication of) Section 19 of the Series A-1 Certificate and the Series A-2 Certificate:

(a)    At or prior to the Closing, the Board of Directors shall take all actions necessary to increase the size of the Board of Directors by one director (to nine total directors) and to cause Phillip Z. Pace (in such capacity, the “Investor Director” and together with any successors or other directors designated by the Investors pursuant to this Section 4.4, the “Investor Directors”) to be appointed to the Board of Directors. Additionally, at or prior to the Closing, Matthew B. Ockwood shall be appointed as a non-voting observer to the Board of Directors (in such capacity, the “Investor Observer”). Effective as of the earlier of the first anniversary of the Closing Date and obtaining the Requisite Stockholder Approval, the Board of Directors shall take all actions necessary to further increase the size of the Board of Directors by one director (to ten total directors) and, to the extent the Approved Holders Beneficially Own at least (i) 20% of the total number of outstanding shares of Common Stock (on an “as-converted basis”) or (ii) 30% of the number of shares of Series A Preferred Stock Beneficially Owned by the Initial Investors as of the Closing and 15% of the total number of outstanding shares of Common Stock (on an “as-converted basis”) (as adjusted to appropriately reflect any stock split, combination, reclassification, recapitalization or similar transaction), to cause the Investor Observer to be appointed as a director on the Board of Directors.

(b)    From and after the Closing Date, for as long as the Approved Holders Beneficially Own any one of the percentages of Series A Preferred Stock or Common Stock set forth below, the holders of a majority of the total number of outstanding shares of Common Stock (on an “as-converted basis”) held by such Approved Holders (the “Approved Holder Majority”) shall have the exclusive right (but not the obligation), voting separately as a class, to designate to the Board of Directors, the following number of Investor Directors:

(1)    two Investor Directors (subject to increase pursuant to Section 4.5(j)), for as long as the Approved Holders Beneficially Own at least (x) 20% of the total number of outstanding shares of Common Stock (on an “as-converted basis”) or (y) 30% of the number of shares of Series A Preferred Stock Beneficially Owned by the Initial Investors as of the Closing and 15% of the total number of outstanding shares of Common Stock (on an “as-converted basis”) (in the case of this clause (1), as adjusted to appropriately reflect any stock split, combination, reclassification, recapitalization or similar transaction); and

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(1)    one Investor Director (subject to increase pursuant to Section 4.5(j)), for as long as the Approved Holders Beneficially Own at least (x) 10% of the total number of outstanding shares of Common Stock (on an “as-converted basis”) or (y) 15% of the number of shares of Series A Preferred Stock Beneficially Owned by the Initial Investors as of the Closing and 5% of the total number of outstanding shares of Common Stock (on an “as-converted basis”) (in the case of this clause (2), as adjusted to appropriately reflect any stock split, combination, reclassification, recapitalization or similar transaction).

(c)    The rights to designate directors pursuant to Section 4.4(b) shall be held by the Approved Holder Majority, and any subsequent Investor designated by an Approved Holder who is approved by the Company in the Company’s sole and absolute discretion (such holders collectively, the “Approved Holders”).

(d)    The Company and the Board of Directors shall consider in good faith designating at least one (1) Investor Director to committees of the Board of Directors, as appropriate, and to the extent permitted by applicable SEC and stock exchange requirements.

(e)    The Company shall take all actions within its power to cause all designees designated pursuant to Section 4.4(b) to be included in the slate of nominees recommended by the Board of Directors to the holders of Class A Common Stock for election as directors at each meeting of the Company Stockholders called for the purpose of electing directors (and/or in connection with any election by written consent) and the Company shall use commercially reasonable efforts to cause the election of each such designated Investor Directors, including (i) voting or providing a written consent or proxy with respect to Common Stock, and soliciting proxies in favor of the election of such nominees, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing required agreements and instruments, (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result and (v) for so long as the Approved Holders retain the rights described under Section 4.4(b), not nominating or recommending the election of any other candidates against or in replacement of such designated Investor Directors.

(f)    Each Investor Director and Investor Observer designated pursuant to Section 4.4(b) shall serve until his or her successor is designated or his or her earlier death, disability, resignation or removal; any vacancy or newly created directorship in the position of an Investor Director may be filled only by the Approved Holder Majority, subject to the fulfillment of the requirements set forth in Section 4.4(g); and each Investor Director and Investor Observer may, during his or her term of office, be removed at any time, without cause, by and only by the Approved Holder Majority.

(g)    At all times while an Investor Director or Investor Observer is serving as a member or observer of the Board of Directors, and following any such Investor Director’s or Investor Observer’s death, disability, resignation or removal, such Investor Director or Investor Observer shall be entitled to all rights to indemnification and exculpation as are then made available to any other member or observer of the Board of Directors.

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(h)    Notwithstanding anything to the contrary, any Investor Director or Investor Observer shall be reasonably acceptable to the Board of Directors and the Nominating and Corporate Governance Committee thereof acting in good faith and satisfy all applicable SEC and stock exchange requirements regarding service as a regular director or a board observer of the Company and shall comply in all material respects with the Company’s corporate governance guidelines as in effect from time to time. The Approved Holder Majority shall notify the Company of any proposed Investor Director or Directors in writing no later than the latest date on which the Company Stockholders may make nominations to the Board of Directors in accordance with the Company’s Certificate of Incorporation and Bylaws, together with all information concerning such designee required to be delivered to the Company by the Bylaws and such other information reasonably required by the Company for such purpose.

(i)    The right to designate directors pursuant to Section 4.4(b) shall automatically terminate at such time as the Approved Holders no longer Beneficially Own a sufficient number of shares required to designate an Investor Director set forth in Section 4.4(b)(1), and at such time, if requested in writing by the Company, any Investor Directors or Investor Observer then serving on the Board of Directors in excess of the entitled amount (if less than all then Investor Directors or Investor Observers, then as selected by the Approved Holder Majority) shall promptly resign from the Board of Directors.

(j)    Nothing in this Section 4.4 shall be deemed to require that any party hereto, or any Affiliate thereof, act or be in violation of any applicable provision of law, regulation, legal duty or requirement or stock exchange or stock market rule.

(k)    If, after termination of the Series A-1 Certificate and Series A-2 Certificate or such time as no shares of Series A Preferred Stock remain outstanding, the Approved Holder Majority continues to satisfy the ownership percentages set forth in Section 4.4(b) and Section 4.5, the Approved Holder Majority may request the Company to enter into a shareholders agreement reflecting the rights set forth in such sections, which the Company and the Approved Holders shall enter into as promptly as practicable after such request (but, in any event, no later than 30 days after such request).

(l)    To the fullest extent permitted by applicable law, the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are from time to time presented to the Investors or any of their respective affiliates or any of their respective agents, shareholders, members, partners, directors, officers, employees, affiliates or subsidiaries (other than the Company and its subsidiaries), including any director or officer of the Company who is also an agent, shareholder, member, partner, director, officer, employee, affiliate or subsidiary of any Investor (each, a “Specified Party”), even if the business opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no Specified Party shall have any duty to communicate or offer any such business opportunity to the Company or be liable to the Company or any of its subsidiaries or any stockholder, including for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, and the Company shall indemnify each Specified Party against any claim that such person is liable to the Company

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or its stockholders for breach of any fiduciary duty, by reason of the fact that such person (i) participates in, pursues or acquires any such business opportunity, (ii) directs any such business opportunity to another person or (iii) fails to present any such business opportunity, or information regarding any such business opportunity, to the Company or its subsidiaries, unless, in the case of a person who is a director or officer of the Company, such business opportunity is expressly offered to such director or officer in writing solely in his capacity as a director or officer of the Company.

Section 4.5    Investor Consent. Further to (and, for so long as such certificates remain outstanding and effective, and not in duplication of) Section 20 of the Series A-1 Certificate and Series A-2 Certificate, for so long as the Approved Holders Beneficially Own at least (i) 10% of the total number of outstanding shares of Common Stock (on an “as-converted basis”) or (ii) at least 15% of the number of shares of Series A Preferred Stock Beneficially Owned by the Initial Investors as of the Closing (as adjusted to appropriately reflect any stock split, combination, reclassification, recapitalization or similar transaction), without the prior affirmative vote or written consent of the Approved Holder Majority, the Company shall not, and (to the extent applicable) shall not permit any Subsidiary to (directly or indirectly, by the way of merger, consolidation, reclassification or otherwise):

(a)    amend, change, alter or otherwise modify the rights, preferences, privileges or voting powers of the Series A Preferred Stock;

(b)    increase the authorized amount of Series A Preferred Stock or issue Series A Preferred Stock except the (i) 5,400 shares of Series A-1 Preferred Stock and 74,600 shares of Series A-2 Preferred Stock issued at the Closing, (ii) in-kind dividends payable pursuant to Section 4(d) of the Series A-1 Certificate and Series A-2 Certificate and (iii) Series A-1 Preferred Stock issuable upon conversion of Series A-2 Preferred Stock pursuant to Section 7 of the Series A-2 Certificate;

(c)    authorize or issue any other preferred equity instruments (including any obligation or security convertible into, exchangeable for or evidencing the right to purchase any such preferred equity instruments) other than (i) those that are (x) expressly made subordinate to the Series A Preferred Stock, (y) not entitled to receive cash dividends and (z) not mandatorily redeemable until after the seventh anniversary of the Closing Date and payment of any applicable redemption on the Preferred Stock or (ii) those, the proceeds of which, are used to immediately redeem all of the outstanding shares of Series A Preferred Stock;

(d)    authorize, issue or transfer any equity (including any obligation or security convertible into, exchangeable for or evidencing the right to purchase any such equity) in any subsidiary of the Company other than (i) equity issued or transferred to the Company or another wholly-owned subsidiary of the Company or (ii) equity, the proceeds of which, are used to immediately redeem all of the outstanding shares of Series A Preferred Stock;

(e)    incur or refinance any Debt that would result in a ratio of total outstanding Debt (net of up to $10.0 million of unrestricted cash and cash equivalents on hand immediately after such incurrence or refinancing) to trailing four fiscal quarters Adjusted EBITDAX for the

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Company and its consolidated subsidiaries greater than (i) for any fiscal quarter ending after the date hereof through and including December 31, 2017, 4.50 to 1.00 and (ii) for any fiscal quarter thereafter, 4.00 to 1.00, and calculated in good faith on a pro forma basis with respect to any acquisitions (as set forth in the definition of Adjusted EBITDAX) and any repayments or refinancing of Debt; provided, that until the first anniversary of the Closing Date, the Company may issue or borrow up to $250,000,000 in unsecured notes, the proceeds of which are substantially contemporaneously used to (i) first, wholly refinance, repay or retire the Company’s outstanding 8.750% senior unsecured notes due 2019 (the “Existing Notes”), issued pursuant to that certain Indenture, dated as of April 4, 2014, by and among Lonestar Resources America Inc., Wells Fargo Bank, National Association, as trustee, and the guarantors party thereto and, for any proceeds in excess of the Existing Notes, (ii) second, reduce amounts outstanding under the Credit Agreement, dated July 28, 2015, among Lonestar Resources America Inc., Citibank, N.A., as Administrative Agent, and the lenders party thereto from time to time (as amended and as the same may be amended, restated, amended and restated and otherwise modified from time to time, the “RBL”) and (iii) third, to the extent any excess remains, to fund development of the Company’s existing and acquired oil and gas assets in Texas;

(f)    amend, change, alter, modify or repeal the Company’s Certificate of Incorporation or Bylaws in a manner that would materially and adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock or its holders;

(g)    liquidate or dissolve the Company or any of its material Subsidiaries;

(h)    pay any cash dividends to the Company Stockholders or holders of any other existing and future equity securities (including any obligation or security convertible into, exchangeable for or evidencing the right to purchase any such equity securities) of the Company that are junior in rights to the Series A Preferred Stock, or redeem or repurchase any such Common Stock or other junior equity securities (except redemptions or repurchases in connection with the administration of any employee benefit plan in the ordinary course of business);

(i)    enter into any material new line of business or fundamentally change the nature of the Company’s business; or

(j)    modify the size of the Board of Directors, other than to increase the size of the Board of Directors up to a maximum of 12 directors, provided that for so long as the Approved Holders maintain the right to appoint one or more directors to the Board of Directors, the Investor Director(s) shall maintain the same proportionate share of the Board of Directors after the increase in size as they had prior to the increase in size, rounded up to the nearest whole director.

Section 4.6    Tax Matters.

(a)    The Company and its paying agent shall be entitled to withhold taxes on all payments on the Series A Preferred Stock or other securities issued upon conversion of the

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Series A Preferred Stock to the extent required by law. Prior to the date of any such payment, the Initial Investors (or any transferee thereof, if applicable) shall deliver to the Company or its paying agent a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9 or an appropriate Internal Revenue Service Form W-8, as applicable.

(b)    Absent a change in law or Internal Revenue Service practice, or a contrary determination (as defined in Section 1313(a) of the Code, the Investors and the Company agree not to treat the Series A Preferred Stock (based on their terms as set forth in the Series A-1 Certificate or the Series A-2 Certificate, as applicable) as “preferred stock” within the meaning of Section 305 of the Code, and Treasury Regulation Section 1.305-5 for United States federal income tax and withholding tax purposes and shall not take any position inconsistent with such treatment.

(c)    The Company shall pay any and all documentary, stamp or similar issue or transfer tax due on (x) the issue of the Series A Preferred Stock and (y) the issue of shares of Class A Common Stock or Series A-1 Preferred Stock, as applicable, upon conversion of the Preferred Stock. However, in the case of conversion of Series A Preferred Stock, the Company shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of shares of Class A Common Stock or Series A-1 Preferred Stock in a name other than that of the holder of the shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.

Section 4.7    Short Selling. During the period beginning on the date hereof through and including the date that is the third anniversary of the Closing Date, each Initial Investor agrees that such Initial Investor and its Affiliates will not, directly or indirectly, sell “short” the Common Stock or any securities convertible into, or exercisable or exchanges for, Common Stock held by it.

ARTICLE V.

INDEMNITY

Section 5.1    Indemnification by the Company. The Company agrees to indemnify the Initial Investors, its Affiliates and its and their its employees, officers, directors, advisors and other representatives (including the Investor Representative) (collectively, “Investor Indemnified Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred (collectively, “Losses”) in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Company contained herein or in any certificate,

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instrument or document delivered pursuant hereto, provided that such claim for indemnification relating to a breach of the representations or warranties is asserted prior to the expiration of such representations or warranties (to the extent such representations or warranties are subject to expiration). No Investor Indemnified Party shall be entitled to recover special, consequential (including lost profits) or punitive damages, provided that any losses recovered by a third party against Investor Indemnified Parties as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Company contained herein shall be included in such Investor Indemnified Party’s losses, regardless of the form of such third party’s losses and whether components of such awards relate to special, consequential or punitive damages. Notwithstanding anything to the contrary, consequential damages shall not be deemed to include diminution in value of the Series A Preferred Shares, which is specifically included in damages covered by Investor Indemnified Parties’ indemnification above.

Section 5.2    Indemnification by the Initial Investor. Each Initial Investor agrees, severally and not jointly, to indemnify the Company, its Affiliates and its and their its employees, officers, directors, advisors and other representatives (collectively, “Company Indemnified Parties”) from, and hold each of them harmless against, any and all Losses in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Initial Investor contained herein or in any certificate, instrument or document delivered pursuant hereto, provided that such claim for indemnification relating to a breach of the representations or warranties is asserted prior to the expiration of such representations or warranties (to the extent such representations or warranties are subject to expiration). No Company Indemnified Party shall be entitled to recover special, consequential (including lost profits) or punitive damages, provided that any losses recovered by a third party against Company Indemnified Parties as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Initial Investor contained herein shall be included in such Company Indemnified Party’s losses, regardless of the form of such third party’s losses and whether components of such awards relate to special, consequential or punitive damages.

Section 5.3    Indemnification Procedure. Promptly after any Investor Indemnified Party or Company Indemnified Party, as applicable (the “Indemnified Party”), has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third Person, which such Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, such Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith and makes an unqualified acknowledgment in writing of its obligation to provide indemnification to the Indemnified Party with respect to such

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matter. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (a) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (b) if (i) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (ii) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party.

ARTICLE VI.

MISCELLANEOUS

Section 6.1    Survival. The representations and warranties of the parties contained in this Agreement shall survive until the first anniversary of the Closing, except (i) the representations and warranties contained in Section 2.1(a), Section 2.1(b), Section 2.1(c) and Section 2.1(e), which will survive indefinitely and (ii) the representations and warranties contained in Section 2.2(a), Section 2.2(b)(1) and Section 2.2(c), which will survive until the expiration of the applicable statute of limitations. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.

Section 6.2    Expenses. Except as set forth in Section 1.3(b)(11), Section 4.6(c) and this Section 5.2, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this

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Agreement and the other Transaction Documents and the purchase by the Initial Investors of the Purchased Stock; provided that, in the event this Agreement is terminated other than pursuant to Section 5.16(b), the Company shall promptly reimburse the Initial Investors for up to $300,000 of their reasonable and documented out-of-pocket fees and expenses incurred on or before such termination in connection with the due diligence of the Company and the Acquisitions and the negotiation, execution and termination of this Agreement (including fees and expenses of counsel and other advisors in connection therewith).

Section 6.3    Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.4    Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission and such facsimiles or other means of electronic transmission will be deemed as sufficient as if actual signature pages had been delivered.

Section 6.5    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to any choice of laws or conflict of laws provisions that would require the application of the laws of any other jurisdiction. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Texas) for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. Each party to this Agreement hereby irrevocably waives any defense in any such action, suit or proceeding that it is not personally subject to the jurisdiction of the above named courts and to the fullest extent permitted by applicable law, that the action, suit or proceeding in any such court is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

Section 6.6    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

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Section 6.7    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile or by electronic mail, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)    If to Initial Investors:

c/o Chambers Energy Management, LP

600 Travis St., Suite 4700

Attn:    Matt Ockwood

Email:  mockwood@chambersenergy.com

and

c/o Chambers Energy Operations

600 Travis St., Suite 4700

Attn:    Operations

Email:  ops@chambersenergy.com

with an additional copy to (which copy alone shall not constitute notice):

Kirkland & Ellis LLP

600 Travis Street, Suite 3300

Houston, Texas 77002

Attn:    Matt Pacey

Email:  Matt.Pacey@kirkland.com

(b)    If to the Company:

Lonestar Resources US Inc.

600 Bailey Avenue, Suite 200

Fort Worth, Texas 76107

Attn:    Frank D. Bracken, III

Email:  fbracken@lonestarresources.com

with a copy to (which copy alone shall not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attn:    David Miller

Email:  David.Miller@lw.com

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Section 6.8    Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

Section 6.9    Assignment. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, provided, however, that (a) the Initial Investors may assign its rights, interests and obligations under this Agreement, in whole or in party, to one or more Affiliates that are “United States persons” within the meaning of Section 7701(a)(30) of the Code in accordance with this Agreement, and in order for such assignment to be effective, the assignee shall agree in writing to be bound by the provisions of this Agreement, provided, that no such assignment shall relieve the Initial Investor of its obligations hereunder prior to the Closing.

Section 6.10    Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a)    the word “or” is not exclusive;

(b)    the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(c)    the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(d)    the term “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Texas generally are authorized or required by law or other governmental action to close; and

(e)    the term “person” or “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

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(f)     “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person; provided, however, that (a) other than in the case of Section 2.2(g), portfolio companies in which the Investor Representative or its Affiliates have an investment, or (b) the Company, any of its Subsidiaries, or any of the Company’s other controlled Affiliates, in each case, will not be deemed to be Affiliates of the Investor Representative for purposes of this Agreement; provided, further, that for the purposes of Section 3.9, any portfolio company of the Investor Representative or its Affiliates that (but for clause (a) of this definition) would be an Affiliate of the Investor Representative will be an Affiliate if the Initial Investors or any of their respective Affiliates (or any representative on behalf of the Investor Representative or any of its Affiliates) has provided, directly or indirectly, such portfolio company with Information subject to the restrictions in Section 3.9. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(g)     “as-converted basis” means, with respect to the outstanding shares of Common Stock, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock that is either (x) then outstanding or (y) issuable upon conversion of Series A-2 Preferred Stock then outstanding, in each case, whether or not the Series A Preferred Stock is then convertible, exchangeable or exercisable by the holder (including assuming full convertibility into Series A-1 Preferred Stock and then into Common Stock), are assumed to be then outstanding.

(h)    “Adjusted EBITDAX” means net income,

(1)    less non-cash revenue or expense associated with Swap Agreements resulting from ASC 815,

(2)    less income or plus loss from discontinued operations and extraordinary items,

(3)    less cash received for the early termination of any swap, collar or other hedging or derivatives arrangements not otherwise attributable to monthly settlements or expirations in the ordinary course of business,

(4)    plus income taxes (including franchise taxes to the extent based upon that income),

(5)    plus interest expense,

(6)    plus depreciation, accretion of asset retirement obligations, depletion and amortization,

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(7)    plus Intangible Drilling and Development Costs (as defined in Section 263 of the Code) and other exploration expenses deducted in determining net income under successful efforts accounting.

For the purposes of calculating Adjusted EBITDAX for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if during such Reference Period the Company or any Subsidiary shall have made a Material Disposition, Adjusted EBITDAX for such Reference Period shall be calculated on a pro forma basis as if such Material Disposition occurred on the first day of such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Adjusted EBITDAX for such Reference Period shall be calculated on a pro forma basis as if such Material Acquisition occurred on the first day of such Reference Period.

(i)    “ASC 815” means the Accounting Standards Codification No. 815 (Derivatives and Hedging), as issued by the Financial Accounting Standards Board.

(j)    “Beneficial Ownership” or “Beneficially Own” shall have the meaning given such term in Rule 13d-3 under the Exchange Act and a person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining any person’s Beneficial Ownership, such person shall be deemed to be the Beneficial Owner of any Equity Securities which may be acquired by such person, whether within sixty (60) days or thereafter, upon the conversion, exchange, redemption or exercise of any warrants, options, rights or other securities issued by the Company or any Company Subsidiary.

(k)    “Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

(l)    “Common Stock” means the Class A Common Stock and the Class B Common Stock.

(m)    “Company Competitor” means any exploration and production company primarily operating in the Eagle Ford Shale in Texas.

(n)    “Company Material Adverse Effect” shall mean, with respect to the Company, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) any change in the Company’s stock price or trading volume, (ii) any failure by the Company to meet revenue or earnings projections, (iii) any Effect that results from changes affecting the oil and gas industry generally, or the United States economy generally, or any Effect that results from changes affecting general

38

worldwide economic or capital market conditions, in each case except to the extent such change disproportionately affects the Company and its Subsidiaries taken as a whole, relative to other oil and gas exploration and production companies operating in the United States, (iv) any Effect caused by the announcement or pendency of the Acquisitions, (v) any Effect caused by the announcement or pendency of the transactions contemplated by this Agreement, or the identity of the Initial Investors or any of its Affiliates in connection with the transactions contemplated by this Agreement, (vi) acts of war or terrorism or natural disasters, (vii) the performance of this Agreement, the PSAs and the transactions contemplated hereby and thereby, including compliance with the covenants set forth herein and therein, or any action taken or omitted to be taken by the Company at the request or with the prior consent of the Investor Representative or the Initial Investors, (viii) in and of itself, the commencement of any suit, action or proceeding (provided that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such action, suit or proceeding), or any liability, sanction or penalty arising from any governmental proceeding or investigation that was commenced prior to the date of this Agreement and disclosed by the Company in this Agreement or in a correspondingly identified schedule attached hereto, (ix) changes in GAAP or other accounting standards (or any interpretation thereof) or (x) changes in any Laws or other binding directives issued by any Governmental Entity or interpretations or enforcement thereof, provided, however, that (A) the exceptions in clause (i) - (iii) shall not prevent or otherwise affect a determination that any Effect underlying such change or failure has resulted in, or contributed to, a Company Material Adverse Effect, (B) without limiting clause (iii), with respect to clauses (vi), (ix) and (x), such Effects, alone or in combination, may be deemed to constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred, but only to the extent that such Effects disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other oil and gas exploration and production companies operating in the United States.

(o)    “Company Stockholders” means the holders of shares of Class A Common Stock and the Class B Common Stock in their respective capacities as such.

(p)    “Debt” means for any Person, the sum of the following (without duplication):

(1)    all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments;

(2)    all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments;

(3)    all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of property or services;

(4)    all obligations under Capital Leases;

(5)    all obligations under Synthetic Leases;

(6)    all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any property of such Person, whether or not such Debt is assumed by such Person;

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(7)    all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss;

(8)    all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or property of others;

(9)    obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business;

(10)    obligations to pay for goods or services, even if such goods or services are not actually received or utilized by such Person;

(11)    any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a governmental requirement but only to the extent of such liability;

(12)    Disqualified Capital Stock;

(13)    the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and

(14)    the Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP, provided that the following will not be considered Debt for purposes of Section 4.5(e):

•	the issuance of preferred stock among the Company and its Subsidiaries;

•	the incurrence of hedging obligations not incurred for speculative purposes;

•	the incurrence of Debt in respect of unemployment, self-insurance, health, disability, public liability or other benefits obligations or bid, plugging or abandonment, appeal, reimbursement, performance, surety and similar bonds and completion guarantees in the ordinary course of business and any guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations and workers’ compensation claims in the ordinary course of business;

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•	the incurrence of Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Debt is covered within five Business Days;

•	any obligation in respect of a farm-in agreement or similar arrangement including the obligation to pay all or a share of the drilling, completion or other expenses of an exploratory or development well or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or natural gas property;

•	the incurrence of in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business, or any final settlement thereof in cash if required pursuant to the terms thereof;

•	the incurrence of Debt consisting of the financing of insurance premiums in customary amounts in the ordinary course of business not to exceed $100,000 in the aggregate;

•	the incurrence of Debt arising from agreements providing for customary indemnification, adjustment of purchase price, holdbacks, earn outs, or similar obligations, in each case incurred or assumed in connection with the disposition or acquisition of any business, assets or capital stock of a Subsidiary;

•	the guarantee by the Company or by any of its Subsidiaries of any Debt of the Company or any of its Subsidiaries, to the extent such Debt is included in the calculation contemplated by Section 4.5(e) hereof;

•	non-cash obligations under ASC 815;

•	accounts payable and other accrued liabilities (for the deferred purchase price of property or services) from time to time incurred in the ordinary course of business which are not greater than 90 days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves are maintained in accordance with GAAP; and

•	Debt associated with bonds or surety obligations required by governmental requirements in connection with the operation of the Company’s and its Subsidiaries’ oil and gas properties that is secured by cash or cash equivalents in amounts equal to such Debt.

(q)    “Disqualified Capital Stock” means any equity interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other equity interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified

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Capital Stock) at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in the case of each of the foregoing, on or prior to the date that is one year after the earlier of the seventh anniversary of the Closing Date. For the avoidance of doubt, Disqualified Capital Stock shall not include the Preferred Stock issued or issuable pursuant to this Agreement.

(r)     “Effect” means any change, event, effect or circumstance.

(s)    “Equity Securities” means the equity securities of the Company, including shares of Class A Common Stock, Class B Common Stock and Series A Preferred Stock.

(t)     “Intellectual Property” means any of the following, as they exist anywhere in the world, whether or not registered: (a) patents, patent applications and statutory invention registrations; (b) trademarks, service marks, trade dress, trade names, logos, corporate names, domain names and other source identifiers and all goodwill related thereto; (c) copyrights and mask works; (d) trade secrets under applicable law, including confidential and proprietary information and know-how; (e) computer software programs, including all source code, designs and documentation related thereto; and (f) any and all other intellectual or industrial property rights recognized by any Governmental Entity.

(u)    “Investor Representative” means Chambers Energy Management, LP or any Investor that is designated to the Company in writing by Investors representing a majority of the Series A Preferred Stock as the successor Investor Representative.

(v)    “Knowledge of the Company” means the actual knowledge of one or more of Frank D. Bracken, Barry D. Schneider and Douglas W. Bannister.

(w)    “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including without limitation, any international, foreign, national, state, provincial, regional, or local authority, relating to pollution, the protection of occupational health and workplace safety, the environment, or natural resources, or to use, handling, storage, manufacturing, transportation, treatment, discharge, disposal or release of hazardous or toxic substances or wastes, pollutants or containments acceptable to such entity, which compliance includes, without limitation, obtaining, maintaining and complying with all permits and authorizations and approvals required by such to conduct its business.

(x)    “Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or other restriction of any kind, whether based on common law, statute or contract.

(y)    “Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Company and its Subsidiaries in excess of $5,000,000.

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(z)    “Material Contract” means any contract, instrument or other agreement to which the Company or any of its Subsidiaries is a party or by which it is bound which is material to the business of the Company and its Subsidiaries, taken as a whole.

(aa)    “Material Disposition” means any disposition of Property or series of related dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

(bb)    “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

(cc)    “Synthetic Lease” means, as to any Person, any lease (including a lease that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

(dd)    “Transaction Documents” means this Agreement, the Series A-1 Certificate, the Series A-2 Certificate, the Voting and Support Agreement and the Registration Rights Agreement.

(ee)    “Transfer” by any person means directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Equity Securities Beneficially Owned by such person or of any interest (including any voting interest) in any Equity Securities Beneficially Owned by such person. For the avoidance of doubt, a transfer of control of the direct or indirect Beneficial Owner of Equity Securities is a Transfer of such Equity Securities for purposes of this Agreement; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the conversion of one or more shares of Series A Preferred Stock, (ii) the redemption or other acquisition of Common Stock or Series A Preferred Stock by the Company or (iii) the transfer (other than by the Initial Investors or an Affiliate of the Initial Investors) of any equity interests in the Initial Investors or any direct or indirect parent entity of the Initial Investors, in each case, unless the transferor or transferee were formed for the purpose of holding any Equity Securities; provided, that if any transferor or transferee referred to in this clause (iii) ceases to be controlled by the Person controlling such Person immediately prior to such transfer, such event shall be deemed to constitute a “Transfer”.

Section 6.11    Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

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Section 6.12    Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 6.13    No Third Party Beneficiaries. Except with respect to Article V and as otherwise expressly provided with respect to the Investor Representative and the Approved Holders, nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto (and their permitted assigns), any benefit right or remedies. None of the provisions of this Agreement or the Transaction Documents shall be for the benefit of or enforceable by any creditors of the Company or by any creditors of any Subsidiary or Affiliate of the Company

Section 6.14    Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor any Initial Investor will make any such news release without first consulting with the other parties, and, in each case, also receiving the other parties’ consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.

Section 6.15    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement and the transactions contemplated hereby were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law.

Section 6.16    Termination. This Agreement will survive the Closing so long as any shares of Series A Preferred Stock are outstanding. Prior to the Closing, this Agreement may only be terminated:

(a)    by mutual written agreement of the Company and the Initial Investors;

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(b)    by notice given by the Company to the Initial Investors, if any of the conditions set forth in Section 1.3(c) shall have become incapable of fulfillment and shall not have been waived by the Company, or if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Initial Investors in this Agreement such that the conditions in Section 1.3(c)(1) and (2) would not be satisfied and have not been cured by the Initial Investors thirty (30) days after receipt by the Initial Investors of written notice from the Company requesting such inaccuracies or breaches to be cured;

(c)    by notice given by the Initial Investors to the Company, if (i) the Closing has not occurred by July 15, 2017 or (ii) any of the conditions set forth in Section 1.3(b) shall have become incapable of fulfillment and shall not have been waived by the Initial Investors, or if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Company in this Agreement such that the conditions in Section 1.3(b)(1) or (2) would not be satisfied and which have not been cured by the Company within thirty (30) days after receipt by the Company of written notice from the Initial Investors requesting such inaccuracies or breaches to be cured.

Section 6.17    Effects of Termination. In the event of any termination of this Agreement in accordance with Section 6.16, neither party (or any of its Affiliates) shall have any liability or obligation to the other (or any of its Affiliates) under or in respect of this Agreement, except to the extent of (A) any liability arising from any breach by such party of its obligations of this Agreement arising prior to such termination and (B) any fraud or intentional or willful breach of this Agreement. In the event of any such termination, this Agreement shall become void and have no effect, and (if such termination is prior to the Closing) the transactions contemplated hereby shall be abandoned without further action by the parties hereto, in each case, except (x) as set forth in the preceding sentence and (y) that the provisions of Article V, Section 6.2 to Section 6.15, Section 6.18 and Section 3.9 shall survive the termination of this Agreement.

Section 6.18    Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any party may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement and the other Transaction Documents, covenants, agrees and acknowledges that no Persons other than the parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not

45

including the parties, whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against such Persons and entities, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any such Persons, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding anything in the Transaction Documents to the contrary, the liability of the Investors shall be several, not joint.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

LONESTAR RESOURCES US INC.

By:	/s/ Frank D. Bracken III
	Name:	Frank D. Bracken, III
	Title:	Chief Executive Officer

CHAMBERS ENERGY CAPITAL III, LP

By:	CEC Fund III GP, LLC, its general partner

By:	/s/ J. Robert Chambers
	Name:	J. Robert Chambers
	Title:	Partner

[Signature Page to Securities Purchase Agreement]

Schedule 1

Initial Investors; Purchased Stock

Chambers Energy Capital III, LP - 100%

Schedule 2

Significant Holders

EFR Guernsey Holding Limited

EF Realisation Company Limited

Leucadia National Corporation

Juneau Energy LLC

Exhibit A

Form of Series A-1 Convertible

Participating Preferred Stock Certificate of Designations

CERTIFICATE OF DESIGNATIONS

OF

CONVERTIBLE PARTICIPATING PREFERRED STOCK, SERIES A-1

OF

LONESTAR RESOURCES US INC.

Pursuant to Sections 151 and 103 of the

General Corporation Law

of the State of Delaware

Lonestar Resources US Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Sections 103 and 151 thereof,

DOES HEREBY CERTIFY:

First: The Certificate of Incorporation of the Company authorizes the issuance of 10,000,000 shares of preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting and the designation of each series of Preferred Stock, the powers (including voting power if any) of the shares of such series, and the preferences and other rights, and the qualifications, limitations or restrictions thereof.

Second: The Board of Directors, in accordance with the provisions of the Certificate of Incorporation, the Bylaws of the Company and applicable law, adopted the following resolution on June 14, 2017, providing for the issuance of a series of 150,000 shares of Preferred Stock of the Company designated as “Convertible Participating Preferred Stock, Series A-1.”

Resolved, that pursuant to the provisions of the Certificate of Incorporation, the Bylaws of the Company and applicable law, a series of Preferred Stock, par value $0.001 per share, of the Company be and hereby is created, and that the number of shares of such series, and the voting and other powers, designations, preferences and other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

RIGHTS AND PREFERENCES

Section 1. Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of preferred stock designated as the “Convertible Participating Preferred Stock, Series A-1” (the “Series A-1 Preferred Stock”). The number of shares constituting such series shall be 150,000; provided that the Company may decrease such number from time to time, but not below a number equal to the sum of the number of shares of Series A-1 Preferred Stock then outstanding.

Section 2. Ranking.

(a)    Subject to the terms of this Certificate of Designations and the Series A-2 Certificate of Designations, the Series A-1 Preferred Stock will rank, with respect to dividend rights and with respect to rights on liquidation, winding-up and dissolution, (i) on a parity with the Series A-2 Preferred Stock and with each other class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank on a parity with the Series A-1 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company, and (ii) senior to the Class A Common Stock and Class B Common Stock and each other existing and future class or series of capital stock of the Company the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A-1 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company.

(b)    The Series A-2 Preferred Stock and each other class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank on a parity with the Series A-1 Preferred Stock are herein referred to as “Parity Securities.” The Class A Common Stock, the Class B Common Stock and each other class or series of capital stock of the Company that ranks junior to the Series A-1 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company are herein referred to as “Junior Securities.”

Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Securities Purchase Agreement. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

“Adjusted EBITDAX” means net income,

(1)    less non-cash revenue or expense associated with Swap Agreements resulting from ASC 815,

(2)    less income or plus loss from discontinued operations and extraordinary items,

(3)    less cash received for the early termination of any swap, collar or other hedging or derivatives arrangements not otherwise attributable to monthly settlements or expirations in the ordinary course of business,

(4)    plus income taxes (including franchise taxes to the extent based upon that income),

(5)    plus interest expense,

(6)    plus depreciation, accretion of asset retirement obligations, depletion and amortization,

(7)    plus Intangible Drilling and Development Costs (as defined in Section 263 of the Internal Revenue Code of 1986, as amended) and other exploration expenses deducted in determining net income under successful efforts accounting.

For the purposes of calculating Adjusted EBITDAX for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if during such Reference Period the Company or any Subsidiary shall have made a Material Disposition, Adjusted EBITDAX for such Reference Period shall be calculated on a pro forma basis as if such Material Disposition occurred on the first day of such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Adjusted EBITDAX for such Reference Period shall be calculated on a pro forma basis as if such Material Acquisition occurred on the first day of such Reference Period.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Approved Holder Majority” has the meaning set forth in Section 19(b).

“Approved Holders” has the meaning set forth in Section 19(c).

“as-converted basis” means, with respect to the outstanding shares of Common Stock, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock that is either (i) then outstanding or (ii) issuable upon conversion of Series A-2 Preferred Stock then outstanding, in each case, whether or not the Series A Preferred Stock is then convertible, exchangeable or exercisable by the holder, are assumed to be then outstanding.

“Automatic Conversion Date” has the meaning set forth in Section 7(c).

“Beneficially Own” has the meaning ascribed to it in the Securities Purchase Agreement.

“Board of Directors” means the board of directors of the Company or any duly authorized committee thereof.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in Fort Worth, Texas are generally required or authorized by law to be closed.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended from time to time, including this Series A-1 Certificate of Designations and the Series A-2 Certificate of Designations incorporated therein under the Delaware General Corporation Law, each as amended from time to time in accordance therewith.

“Class A Common Stock” means the Company’s Class A Voting Common Stock, par value $0.001 per share.

“Class B Common Stock” means the Company’s Class B Non-Voting Common Stock, par value $0.001 per share.

“Close of Business” means (i) with respect to the Record Date for any issuance, dividend, or distribution declared, paid or made on or with respect to any capital stock of the Company, the closing of the Company’s stock register on such date, for the purpose of determining the holders of capital stock entitled to receive such issuance, dividend or distribution, and (ii) in all other cases, 5:00 pm, Fort Worth, Texas time, on the date in question.

“Closing Price” of the Class A Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price (or, if no closing sale price is reported, the last reported sale price) on such date of the shares of the Class A Common Stock (or other relevant capital stock or equity interest) on the NASDAQ Global Select Market. If the Class A Common Stock (or other relevant capital stock or equity interest) is not traded on the NASDAQ Global Select Market on any date of determination, the Closing Price of the Class A Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price on such date as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Class A Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Class A Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Class A Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price on such date for the Class A Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by OTC Markets Group or similar organization, or, if that bid price is not available, the market price of the Class A Common Stock (or other relevant capital stock or equity interest) on that date as determined in good faith by the Board of Directors.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Common Stock Outstanding” has the meaning set forth in Section 9(a).

“Common Stock VWAP” means, as of any Trading Day, the per share volume-weighted average price displayed under the heading “Bloomberg VWAP” on Bloomberg page “LONE <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day or, if such price is not available on any Trading Day, the “Common Stock VWAP” shall be the fair market value as determined in good faith by the Board of Directors.

“Company” means Lonestar Resources US Inc., a Delaware corporation, and any successor thereto.

“Company Competitor” means any exploration and production company primarily operating in the Eagle Ford Shale in Texas.

“Constituent Person” has the meaning set forth in Section 17(a).

“Conversion Price” means $6.00 per share of Series A-1 Preferred Stock, subject to adjustment in accordance with the provisions of this Series A-1 Certificate of Designations.

“Conversion Rate” means an amount equal to the Stated Value per share of the Series A-1 Preferred Stock as of the date of determination, divided by the applicable Conversion Price as of such date of determination.

“Debt” means for any Person, the sum of the following (without duplication):

(1)    all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments;

(2)    all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments;

(3)    all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of property or services;

(4)    all obligations under Capital Leases;

(5)    all obligations under Synthetic Leases;

(6)    all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any property of such Person, whether or not such Debt is assumed by such Person;

(7)    all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss;

(8)    all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or property of others;

(9)    obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business;

(10)    obligations to pay for goods or services, even if such goods or services are not actually received or utilized by such Person;

(11)    any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a governmental requirement but only to the extent of such liability;

(12)    Disqualified Capital Stock;

(13)    the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and

(14)    the Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP, provided that the following will not be considered Debt for purposes of Section 20:

•	the issuance of preferred stock among the Company and its Subsidiaries;

•	the incurrence of hedging obligations not incurred for speculative purposes;

•	the incurrence of Debt in respect of unemployment, self-insurance, health, disability, public liability or other benefits obligations or bid, plugging or abandonment, appeal, reimbursement, performance, surety and similar bonds and completion guarantees in the ordinary course of business and any guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations and workers’ compensation claims in the ordinary course of business;

•	the incurrence of Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Debt is covered within five Business Days;

•	any obligation in respect of a farm-in agreement or similar arrangement including the obligation to pay all or a share of the drilling, completion or other expenses of an exploratory or development well or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or natural gas property;

•	the incurrence of in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business, or any final settlement thereof in cash if required pursuant to the terms thereof;

•	the incurrence of Debt consisting of the financing of insurance premiums in customary amounts in the ordinary course of business not to exceed $100,000 in the aggregate;

•	the incurrence of Debt arising from agreements providing for customary indemnification, adjustment of purchase price, holdbacks, earn outs, or similar obligations, in each case incurred or assumed in connection with the disposition or acquisition of any business, assets or capital stock of a Subsidiary;

•	the guarantee by the Company or by any of its Subsidiaries of any Debt of the Company or any of its Subsidiaries, to the extent such Debt is included in the calculation contemplated by Section 20 hereof;

•	non-cash obligations under ASC 815;

•	accounts payable and other accrued liabilities (for the deferred purchase price of property or services) from time to time incurred in the ordinary course of business which are not greater than 90 days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves are maintained in accordance with GAAP; and

•	Debt associated with bonds or surety obligations required by governmental requirements in connection with the operation of the Company’s and its Subsidiaries’ oil and gas properties that is secured by cash or cash equivalents in amounts equal to such Debt.

“Dividend Payment Date” has the meaning set forth in Section 4(c).

“Dividend Period” has the meaning set forth in Section 4(c)(ii).

“Dividend Rate” means 9.00% per annum, subject to adjustment pursuant to Section 4(e); provided, however, with respect to any Dividend Period in which the Dividend Rate is adjusted, the applicable Dividend Rate for such Dividend Period will be calculated by determining the sum, for each day during such Dividend Period, of the product of the Dividend Rate in effect on such day (without giving effect to this proviso but giving effect to any other adjustments) multiplied by the Stated Value and, without duplication, Unpaid Dividends, per share of Series A-1 Preferred Stock on such day.

“Equity Conditions” means (a) the Company shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Holder conversion notices pursuant to Section 7(a) of the applicable Holder on or prior to the dates so requested or required, if any; (b) (i) there is an effective registration statement pursuant to which either (A) the Company may issue the underlying shares of Class A Common Stock to be issued upon conversion or the dividend or (B) the Holders are permitted to utilize the prospectus thereunder to resell all of the underlying shares of Class A Common Stock to be issued upon conversion or the dividend; (ii) all of the underlying shares of Class A Common Stock to be issued upon conversion or the dividend may be resold pursuant to Rule 144 under the Securities Act; or (iii) all of the shares of Class A Common Stock to be issued may be issued to the Holder pursuant to Section 3(a)(9) of the Securities Act and, in each case such Class A Common Stock may be immediately resold without restrictions under the Securities Act; (c) the Class A Common Stock is trading on a National Securities Exchange and all of the shares issuable are listed or quoted for trading on such National Securities Exchange (subject, if applicable, to notice of issuance); (d) there is a sufficient number of authorized, but unissued, shares of Class A Common Stock for the issuance of all of the underlying shares of Class A Common Stock to be issued upon conversion or the dividend; and (e) if there has been a public announcement of, or entry into an agreement providing for, a pending or proposed Reorganization Event or change of control, the underlying Class A Common Stock issued upon conversion or the dividend will not be subject to a trading “lock-up” under an agreement entered into with or at the request of the Company or this Certificate of Designations which restricts the sale or transfer of such Class A Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 17(a).

“Exchange Property Unit” has the meaning set forth in Section 17(a).

“Expiration Date” has the meaning set forth in Section 9(c).

“Holder” or “Investor” means the Person in whose name the shares of the Series A-1 Preferred Stock are registered, which may be treated by the Company and the Company’s transfer agent and registrar as the absolute owner of the shares of Series A-1 Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Investor Directors” has the meaning set forth in Section 19(a).

“Investor Observer” has the meaning set forth in Section 19(a).

“Investor Representative” has the meaning ascribed to it in the Securities Purchase Agreement.

“Issue Date” means the date upon which the shares of Series A-1 Preferred Stock are first issued.

“Junior Securities” has the meaning set forth in Section 2(b).

“Mandatory Conversion Date” means, with respect to the shares of Series A-1 Preferred Stock of any Holder, a Business Day that is designated in a Mandatory Conversion Notice.

“Mandatory Conversion Notice” has the meaning set forth in Section 7(b).

“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Company and its Subsidiaries in excess of $5,000,000.

“Material Disposition” means any disposition of Property or series of related dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

“NASDAQ Listing Rules” means the rules and regulations of the NASDAQ Stock Market, as amended from time to time, or the applicable rules of any successor stock exchange.

“National Securities Exchange” shall mean an exchange registered with the SEC under Section 6(a) of the Exchange Act.

“Note Conversion Date” has the meaning set forth in Section 4(e)(ii).

“Notes” has the meaning set forth in Section 4(e)(ii).

“Optional Conversion Date” has the meaning set forth in Section 7(a).

“Parity Securities” has the meaning set forth in Section 2(b). For the avoidance of doubt, the term “Parity Securities” does not mean or include the Common Stock.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“PIK Quarter” has the meaning set forth in Section 4(d).

“Preferred Stock” has the meaning set forth in the recitals.

“Prevailing Market Price” means the arithmetic average of the Common Stock VWAP on each of the 20 consecutive Trading Days ending on and including the Trading Day immediately preceding the date as of which the Prevailing Market Price is to be determined.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Purchased Shares” has the meaning set forth in Section 9(c).

“Record Date” means, with respect to any issuance, dividend, or distribution declared, paid or made on or with respect to any capital stock of the Company, the date fixed for the determination of the stockholders entitled to receive such issuance, dividend or distribution.

“Redemption Notice” has the meaning set forth in Section 10(b).

“Reorganization Event” has the meaning set forth in Section 17(a).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Purchase Agreement” means the Amended and Restated Securities Purchase Agreement, dated as of June 15, 2017, by and among the Company, Chambers Energy Capital III, LP, as Investor Representative, and the Investors party thereto.

“Series A Preferred Stock” means the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.

“Series A-1 Certificate of Designations” means this Series A-1 Certificate of Designations of Lonestar Resources US Inc., dated June 15, 2017, as it may be amended from time to time in accordance herewith.

“Series A-1 Preferred Stock” has the meaning set forth in Section 1.

“Series A-2 Certificate of Designations” means the Certificate of Designations of Lonestar Resources US Inc. relating to Series A-2 Preferred Stock, dated June 15, 2017, as it may be amended from time to time in accordance therewith.

“Series A-2 Preferred Stock” means a series of Preferred Stock designated as the “Convertible Participating Preferred Stock, Series A-2,” having the terms set forth in the Series A-2 Certificate of Designations.

“Specified Party” has the meaning set forth in Section 19(l).

“Stated Value” initially means $1,000 per share of the Series A-1 Preferred Stock, as adjusted for any stock splits, stock dividends, recapitalizations or similar transactions with respect to the Series A-1 Preferred Stock and, if applicable, as adjusted pursuant to Section 4(d).

“Tender Offer” means a broad solicitation by a Person to purchase a substantial percentage of a company’s equity securities.

“Trading Day” means a Business Day on which the shares of Class A Common Stock:

(i)    are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the Close of Business; and

(ii)    have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Class A Common Stock.

“Unpaid Dividends” means, as of any date with respect to any one or more shares of Series A-1 Preferred Stock, the amount, as of such date, of any accrued and unpaid dividends or distributions on such one or more shares. For the avoidance of doubt, “Unpaid Dividends” do not include any dividends added to the Stated Value pursuant to Section 4(d).

Section 4. Dividends.

(a)    Dividends in General. From and after the Issue Date, Holders shall be entitled to receive, when, as and if declared by the Board of Directors out of any funds legally available therefor, cumulative dividends of the type and in the amount determined as set forth in this Section 4, and no more. Notwithstanding anything to the contrary in this Series A-1 Certificate of Designations, cash dividends shall be paid only to the extent the Company has funds legally available for such payment, and the Board of Directors declares such dividend payable.

(b)    Participating Dividends. For so long as any shares of Series A-1 Preferred Stock are outstanding, no cash dividend may be declared or paid on the Common Stock, and no other distributions may be made to holders of Common Stock, during a Dividend Period unless a cash dividend or such distribution, if applicable, is also declared and paid on the Series A-1 Preferred Stock to Holders for such dividend in the same form and in an amount per share of Series A-1 Preferred Stock equal to the product of (i) the per share dividend or distribution declared and paid in respect of each share of Class A Common Stock and (ii) the number of shares of Class A Common Stock into which such share of Series A-1 Preferred Stock would then be convertible (whether or not the Series A-1 Preferred Stock is then convertible) on the Record Date for such dividend or distribution. For purposes of this Section 4(b), “distribution” means the transfer of cash, property or securities without consideration, whether by way of dividend or otherwise, or the purchase of shares of the Company.

(c)    Regular Dividends. In addition to participation in cash dividends on, or distributions to, Common Stock as set forth in Section 4(b), and subject to Section 4(d), commencing on the Issue Date, dividends on Series A-1 Preferred Stock shall accrue daily and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”) or, if any such day is not a Business Day, the preceding Business Day. Dividends payable pursuant to this Section 4(c), if, when and as declared by the Board of Directors, will be, for each outstanding share of Series A-1 Preferred Stock, payable, subject to Section 4(d), in cash as follows:

(i)    Dividends at amount equal to an annual rate equal to the Dividend Rate multiplied by the sum of (A) the Stated Value and (B), without duplication, the amount of Unpaid Dividends, on such share of Series A-1 Preferred Stock, payable in cash.

(ii)    Dividends payable pursuant to this Section 4(c) will be computed on the basis of a 360-day year of twelve 30-day months and, for any Dividend Period greater or less than a full Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 90. The period from the Issue Date to and including June 30, 2017 and each period from, but excluding, a Dividend Payment Date to, and including, the following Dividend Payment Date is herein referred to as a “Dividend Period.” Dividends payable pursuant to this Section 4(c) are cumulative. Such dividends shall begin to accrue and be cumulative from the Issue Date, shall compound at the relevant rate on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on another dividend unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date, in which case dividends will accrue on such Unpaid Dividends) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date.

(iii)    If the Optional Conversion Date, Automatic Conversion Date or Mandatory Conversion Date with respect to any share of Series A-1 Preferred Stock is prior to the Record Date for any dividend, the Holder of such shares will not be entitled to any such dividend, subject to any Unpaid Dividends being taken into account in Section 7. If the Optional Conversion Date, Automatic Conversion Date or Mandatory Conversion Date with respect to any share of Series A-1 Preferred Stock is after the

Record Date for any dividend but before the corresponding Dividend Payment Date, the Holder of such share of Series A-1 Preferred Stock shall have the right to receive such dividend, notwithstanding the conversion of such shares prior to the Dividend Payment Date.

(d)    PIK Dividends.

(i)    Notwithstanding anything to the contrary in Section 4(c), for no more than 12 Dividend Periods (whether consecutive or non-consecutive) prior to June 15, 2024 (a “PIK Quarter”), the Company may, at its option and in its sole discretion as exercised by the Board of Directors, with respect to all or any portion of the accrued, declared and payable dividends for such Dividend Period, elect to (A) pay such dividends in the form of additional shares of Series A-1 Preferred Stock at a per share price equal to $975.00 or, (B) in lieu of paying such dividends, increase the Stated Value of the applicable shares of Series A-1 Preferred Stock by an amount equal to the accrued and payable dividends on such shares for such applicable PIK Quarter. If the Company fails to fully declare and pay in cash by the Dividend Payment Date, or is unable to fully pay in cash by such date, the accrued dividends with respect to a Dividend Period then, with respect to any unpaid portion but subject to Section 4(e), (x) to the extent any of the 12 PIK Quarters remain available, the Company shall be deemed to have made an election under Section 4(d)(i)(B) and (y) to the extent none of the 12 PIK Quarters remain available, the Stated Value shall be automatically increased by an amount equal to the lesser of (i) a Dividend Rate of 9.0% per annum and (ii) the unpaid portion of any such accrued dividends (provided that any amounts which increase the Stated Value hereby shall no longer be considered Unpaid Dividends), with any remaining unpaid portion in excess of such increase in Stated Value remaining Unpaid Dividends.

(ii)    For the avoidance of doubt, any portion of a declared dividend not paid as provided in the foregoing clauses will be paid in cash.

(e)    Adjustments to Dividend Rate.

(i)    Except as permitted by Section 4(d)(i), and unless the Dividend Rate is already adjusted pursuant to Section 4(e)(ii), if, at any time, the Company fails to fully declare and pay all accrued dividends in cash on a Dividend Payment Date, then the Dividend Rate on the Series A-1 Preferred Stock shall automatically increase by (A) 5.0% per annum effective as of the first day of the applicable Dividend Period and (B) an additional 1.0% for each successive Dividend Period in which the Company so fails to fully declare and pay, up to the maximum Dividend Rate of 20.0% per annum. Dividends on the Series A-1 Preferred Stock shall accrue at the increased Dividend Rate for so long until the Company shall have paid dividends at such increased Dividend Rate fully in cash in accordance with Section 4(c) for two consecutive Dividend Periods, upon which time the Dividend Rate on Series A-1 Preferred Stock shall automatically decrease and revert to 9.0% per annum to the extent dividends continue to be paid fully in cash.

(ii)    If, on June 15, 2024, the Prevailing Market Price per share of the Common Stock, is less than the Conversion Price then in effect, or the terms of the automatic conversion in Section 7(c) are not satisfied, then the Dividend Rate shall automatically increase to 20.0% per annum as of such date, payable only in cash; provided, however, that, the Company, at its option and in its sole discretion (but only exercisable on such date in lieu of the Dividend Rate increase), may, by notice to the Holders, instead elect to exchange each share of outstanding Series A-1 Preferred Stock for senior unsecured obligations of the Company (the “Notes”) on such date (the “Note Conversion Date”) as follows:

•	each Holder shall receive a Note, which shall be a senior unsecured obligation of the Company, in the aggregate principal amount equal to the Stated Value of all such Holders’ outstanding shares of Series A-1 Preferred Stock plus, without duplication, any Unpaid Dividends;

•	the Notes shall bear an interest rate of 9.00% per annum, payable semi-annually in cash, with a principal maturity date of two years following the issuance of the Notes; and

•	the Notes shall be governed by terms substantially similar to the Company’s most recent, as of the Note Conversion Date, widely-marketed high yield indenture at such time; provided that in no event shall such terms be more restrictive than the indenture of Lonestar Resources America Inc., dated April 4, 2014, governing its 8.750% senior notes due 2019.

(f)    Each dividend will be payable to Holders of record as they appear in the records of the Company on the applicable Record Date, which shall be on the fifteenth (15th) day of the month in which the relevant Dividend Payment Date occurs.

Section 5. Liquidation.

(a)    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to stockholders of the Company, after satisfaction of all liabilities, if any, to creditors of the Company and subject to Section 5(b) and to the rights of holders of any shares of capital stock of the Company then outstanding ranking senior to the Series A-1 Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Company, and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Securities, a liquidating distribution in an amount equal to the greater of (i) the Stated Value plus, without duplication, Unpaid Dividends, per share and (ii) the amount of the liquidating distributions, as determined by the Board of Directors (or the trustee or other Person or Persons administering the liquidation, dissolution or winding-up of the Company in accordance with applicable law), that would be made on the number of shares of Class A Common Stock into which such shares of Series A-1 Preferred Stock would be convertible (whether or not the Series A-1 Preferred Stock is then convertible) immediately before such liquidation, dissolution or winding-up of the Company. After payment of the full amount of such liquidation distribution, the Holders shall not be entitled to any further participation in any distribution of assets by the Company.

(b)    In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A-1 Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)    The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business or other assets will not constitute its liquidation, dissolution or winding up, but instead shall be subject to Section 17.

Section 6. Maturity. The Series A-1 Preferred Stock shall be perpetual unless converted or redeemed in accordance with this Series A-1 Certificate of Designations.

Section 7. Conversion.

(a)    Optional Conversion. From and after the consummation of the Stockholder Meeting (and, for the avoidance of doubt, regardless of whether the Requisite Stockholder Approval has been obtained), each share of Series A-1 Preferred Stock shall be convertible, at the option of the Holder thereof, in minimum increments of 5,000 shares and even multiples thereof (or, if the aggregate amount of shares of Series A-1 Preferred Stock any such Holders is less than 5,000 shares, then all of such shares), at any time, and from time to time, into (i) the number of duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock equal to the Conversion Rate in effect as of the Optional Conversion Date plus (ii) cash in lieu of fractional shares, as set forth in Section 12(b); provided that in no event shall additional shares of Class A Common Stock be issued if doing so would result in a violation of applicable NASDAQ Listing Rules; provided, further, that in such instance, the Company shall take commercially reasonable efforts to effect the issuance in compliance with applicable NASDAQ Listing Rules. Any Unpaid Dividends on such shares of Series A-1 Preferred Stock as of such Optional Conversion Date will be paid (A) in cash or, (B) at the option and in the sole discretion of the Company, in the form of additional shares of duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock at the Conversion Price then in effect; provided that such issuance of additional shares of Class A Common Stock would not result in a violation by the Company of any applicable NASDAQ Listing Rules. In order to convert shares of Series A-1 Preferred Stock into shares of Class A Common Stock pursuant to this Section 7(a), the Holder must surrender the certificates representing such shares of Series A-1 Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Company), accompanied by transfer instruments reasonably satisfactory to the Company, to the principal office of the Company (or such other place mutually acceptable to the Holder and the Company), together with written notice that such Holder elects to convert all or such number of shares represented by such certificates as specified therein. With respect to a conversion pursuant to this Section 7(a), the date of receipt of such certificates, together with such notice by the Company or (in accordance with the immediately preceding sentence) its authorized agent will be the date of conversion (the “Optional Conversion Date”).

(b)    Mandatory Conversion. From and after the consummation of the Stockholder Meeting (and, for the avoidance of doubt, regardless of whether the Requisite Stockholder Approval has been obtained), and subject to the conditions in this Section 7(b), the Company shall have the right, at its option and in its sole discretion, at any time or from time to time, to cause some or all shares of Series A-1 Preferred Stock to be converted, in minimum increments of 5,000 shares and even multiples thereof (or, if the aggregate amount of shares of Series A-1 Preferred Stock held by any Holder is less than 5,000 shares, then all of the shares held by such Holder), into (i) that number of duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock equal to the Conversion Rate in effect as of the Mandatory Conversion Date plus (ii) cash in lieu of fractional shares, as set forth in Section 12(b). Any Unpaid Dividends on such shares of Series A-1 Preferred Stock as of such Optional Conversion Date will be paid (A) in cash or, (B) at the option and in the sole discretion of the Company, in the form of additional shares of duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock at the Conversion Price then in effect; provided that such issuance of additional shares of Class A Common Stock would not result in a violation by the Company of any applicable NASDAQ Listing Rules. The right to mandatorily convert the Series A-1 Preferred Stock pursuant to this Section 7(b) is subject to the following conditions:

(i)    the Common Stock VWAP shall have exceeded 200% of the Conversion Price for 20 Trading Days (whether or not consecutive) during any 30 consecutive Trading Day period, if such mandatory conversion occurs on or prior to June 15, 2019;

(ii)    the Common Stock VWAP shall have exceeded 175% of the Conversion Price for 20 Trading Days (whether or not consecutive) during any 30 consecutive Trading Day period, if such mandatory conversion occurs on or after June 15, 2019 but prior to June 15, 2020;

(iii)    the Common Stock VWAP shall have exceeded 150% of the Conversion Price for 20 Trading Days (whether or not consecutive) during any 30 consecutive Trading Day period, if such mandatory conversion occurs after June 15, 2020; and

(iv)    in all cases, (x) the Company shall have declared and paid all Unpaid Dividends up to and including the Mandatory Conversion Date and (y) the Equity Conditions are satisfied at the time of the Mandatory Conversion Notice and the time of conversion.

If the Company elects to exercise the Company’s rights under this Section 7(b), for such conversion to be effective, the Company shall deliver to each Holder a written notice (a “Mandatory Conversion Notice”) no later than five (5) Business Days after the applicable 30-Trading Day period, specifying (A) the Mandatory Conversion Date (which shall be no earlier than the date such Mandatory Conversion Notice is delivered to such Holder), (B) that the conversion will occur on such Mandatory Conversion Date and (C) with respect to such Holder, the number of shares of Class A Common Stock (and cash in lieu of fractional shares) into which such Holder’s shares of Series A-1 Preferred Stock will convert. If the Company elects to cause less than all the shares of the Series A-1 Preferred Stock to be converted, the Company shall select the Series A-1 Preferred

Stock to be converted from each Holder on a pro rata basis unless agreed upon otherwise by the Holders. If the Company selects a portion of a Holder’s Series A-1 Preferred Stock for partial conversion and such Holder converts a portion of its shares of Series A-1 Preferred Stock, both converted portions will be deemed to be from the portion selected for conversion at the option and in the sole discretion of the Company under this Section 7.

(c)    Automatic Conversion. If on June 15, 2024, the Stockholder Meeting has been consummated (and, for the avoidance of doubt, regardless of whether the Requisite Stockholder Approval has been obtained) and the Prevailing Market Price per share of the Common Stock is equal to or greater than the Conversion Price then in effect, and the Equity Conditions are satisfied, then each share of Series A-1 Preferred Stock shall automatically convert into (i) that number of duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock equal to the Conversion Rate then in effect on such date (the “Automatic Conversion Date”) plus (ii) cash in lieu of fractional shares, as set forth in Section 12(b). Any Unpaid Dividends on such shares of Series A-1 Preferred Stock as of such Automatic Conversion Date will be paid (A) in cash or, (B) at the option and in the sole discretion of the Company, in the form of additional shares of duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock at the Conversion Price then in effect; provided that such issuance of additional shares of Class A Common Stock would not result in a violation by the Company of any applicable NASDAQ Listing Rules.

(d)    Conversion Prior to Requisite Stockholder Approval. For the avoidance of doubt, in no event shall in excess of 1,678,089 shares of Class A Common Stock be issued pursuant to this Section 7 in advance of the Requisite Stockholder Approval.

Section 8. Conversion Procedures.

(a)    On the Optional Conversion Date, the Mandatory Conversion Date or the Automatic Conversion Date, as applicable, with respect to any share of Series A-1 Preferred Stock, uncertificated book-entry shares representing the number of shares of Class A Common Stock into which the applicable shares of Series A-1 Preferred Stock are converted shall be promptly issued and delivered, and in the case of the Note Conversion Date, a promissory note evidencing the Note(s) shall be promptly issued and delivered, to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Series A-1 Preferred Stock, if any (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Company), to the Company and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, if any, allocable to the Holder pursuant to Section 21(b).

(b)    From and after the Optional Conversion Date, the Mandatory Conversion Date, the Automatic Conversion Date or Note Conversion Date, as applicable, the shares of Series A-1 Preferred Stock to be converted on such Optional Conversion Date, the Mandatory Conversion Date, the Automatic Conversion Date or Note Conversion Date, as applicable, will cease to be entitled to any dividends that may thereafter be declared on such Series A-1 Preferred Stock; such shares of Series A-1 Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights (except the right to receive from the Company the Class A Common Stock (and cash in lieu of fractional shares, if applicable) upon conversion thereof and any dividends previously declared or otherwise accrued on the Series A-1 Preferred Stock but not paid) of the Holder of such shares of Series A-1 Preferred Stock to be converted shall cease and terminate with respect to such shares. Prior to the Optional Conversion Date, the Automatic Conversion Date or the Mandatory Conversion Date, as applicable, except as otherwise provided herein, Holders shall have no rights as owners of the Class A Common Stock (or other relevant capital stock or equity interest into which the Series A-1 Preferred Stock may then be convertible in accordance herewith) (including voting powers, and rights to receive any dividends or other distributions on the Class A Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series A-1 Preferred Stock.

(c)    Shares of Series A-1 Preferred Stock duly converted in accordance with this Series A-1 Certificate of Designations, or otherwise reacquired by the Company.

(d)    The Person or Persons entitled to receive the Class A Common Stock and/or cash issuable upon conversion of Series A-1 Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Class A Common Stock and/or securities as of the Close of Business on the Optional Conversion Date, the Automatic Conversion Date or the Mandatory Conversion Date, as applicable, with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Class A Common Stock and/or cash to be issued or paid upon conversion of shares of Series A-1 Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(e)    In the event that fewer than all of the shares of Series A-1 Preferred Stock held by any Holder who have requested to have a certificate representing its shares of Series A-1 Preferred Stock are converted pursuant to Section 7, then a new certificate representing the unconverted shares of Series A-1 Preferred Stock shall be issued to such Holder concurrently with the issuance of book-entry shares representing the applicable Class A Common Stock.

Section 9. Anti-Dilution Adjustments.

(a)    The Conversion Price shall be subject to adjustment from time to time (successively and for each event described) in accordance with this Section 9. The term “Common Stock Outstanding” at any given time shall mean the aggregate number of shares of Class A Common Stock and Class B Common Stock issued and outstanding at such time.

(b)    If the Company, at any time or from time to time while any of the Series A-1 Preferred Stock is outstanding, shall (i) subdivide the then outstanding shares of Common Stock into a greater number of shares of Class A Common Stock, or (ii) combine the then outstanding shares of Common Stock into a smaller number of shares of Common Stock (other than a dividend, distribution, subdivision or combination in connection with a transaction to which Section 5 applies), then the Conversion Price in effect at the Close of Business on the Record Date for such dividend or distribution, or immediately preceding the effective time and date of such subdivision or combination shall be adjusted, effective at such time, so that the

Holder of each share of the Series A-1 Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Common Stock that such holder would have owned or been entitled to receive immediately following such action had such shares of Series A-1 Preferred Stock been converted (whether or not the Series A-1 Preferred Stock is then convertible) immediately prior to such time.

(c)    In the case that a Tender Offer made by the Company or any Subsidiary of the Company for all or any portion of the Common Stock shall expire and such Tender Offer (as amended through the expiration thereof) shall require the payment to holders of the Class A Common Stock (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares) of aggregate consideration having a fair market value (as determined in good faith by the Board of Directors) per share of Common Stock that exceeds the Closing Price of the Common Stock on the last date on which tenders may be made pursuant to such Tender Offer (as amended through the expiration thereof) (the “Expiration Date”) or, if such date is not a Trading Day, the immediately preceding Trading Day, then, immediately prior to the opening of business on the day after the Expiration Date, the Conversion Price shall be reduced by multiplying the Conversion Price as of immediately prior to the Close of Business on the Expiration Date by a fraction (i) the numerator of which shall be equal to the product of (A) the Prevailing Market Price on the Expiration Date and (B) the number of shares of Common Stock Outstanding (including any tendered shares) on the Expiration Date, and (ii) the denominator of which shall be equal to (A) the product of (x) the Prevailing Market Price on the Expiration Date and (y) the number of shares of Common Stock Outstanding (including any tendered shares) on the Expiration Date less the number of all shares validly tendered, not withdrawn and accepted for payment on the Expiration Date (such validly tendered shares, up to any such maximum, being referred to as the “Purchased Shares”) plus (B) the amount of cash plus the fair market value (as determined in good faith by the Board of Directors) of the aggregate consideration payable to stockholders of the Company pursuant to the Tender Offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares).

(d)    Whenever the Conversion Price is to be adjusted in accordance with Section 9(b), the Company shall (i) compute the Conversion Price in accordance with Section 9(b) in good faith; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 9(b) (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 9(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

(e)    Rights Plans. If the Company has a rights plan in effect with respect to the Common Stock on the Optional Conversion Date, the Mandatory Conversion Date or the Automatic Conversion Date, upon conversion of any shares of the Series A-1 Preferred Stock, Holders of such shares will receive, in addition to the shares of Class A Common Stock, the rights under the rights plan relating to such Common Stock, unless, prior to such Optional Conversion Date, Mandatory Conversion Date or Automatic Conversion Date, as applicable, the rights have (i) become exercisable or (ii) separated from the shares of Common Stock.

Section 10. Redemption.

(a)    After June 15, 2020, the Company may, at its option and in its sole discretion, redeem shares of Series A-1 Preferred Stock, in minimum increments of 5,000 shares and even multiples thereof (or such lesser amount in the event that fewer than 5,000 shares remain outstanding), for cash as follows:

(i)    prior to June 15, 2021, in an amount equal to 110% of the Stated Value plus, without duplication, any Unpaid Dividends;

(ii)    prior to June 15, 2022, in an amount equal to 105% of the Stated Value plus, without duplication, any Unpaid Dividends; and

(iii)    after June 15, 2022, in an amount equal to the Stated Value plus, without duplication, any Unpaid Dividends.

(b)    The Company shall provide written notice (the “Redemption Notice”) to the Holders at least 30 calendar days prior to any optional redemption in accordance with Section 10(a); provided that nothing in the Redemption Notice shall prohibit the Holders from converting Series A-1 Preferred Stock into Common Stock prior to the Company’s proposed redemption date. If the Company elects to redeem fewer than all of the outstanding shares of Preferred Stock pursuant to this Section 10, the Series A-1 Preferred Stock will be redeemed on a pro rata basis across all Holders based on their respective ownership of Series A-1 Preferred Stock unless agreed upon otherwise by the Holders. The shares of Series A-1 Preferred Stock Preferred Stock not redeemed shall remain outstanding.

(c)    If, after June 15, 2024, the Company fails to fully declare and pay in cash by the Dividend Payment Date, or is unable to fully declare and pay in cash by such date, all accrued dividends with respect to a Dividend Period, the Company shall, automatically and immediately redeem in cash all of the Series A-1 Preferred Stock, in whole and not in part, plus without duplication, any Unpaid Dividends.

(d)    Any shares of Series A-1 Preferred Stock that are redeemed or otherwise acquired by the Company shall be cancelled upon payment therefor and will resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and will be available for future issuance, but shall not be reissued as shares of Series A-1 Preferred Stock. If only a portion of the shares of Series A-1 Preferred Stock represented by a certificate shall have been called for redemption, upon surrender of the certificate to the Company, the Company shall issue and deliver to the Holders a new certificate representing the number of shares of Series A-1 Preferred Stock represented by the surrendered certificate that have not been called for redemption.

Section 11. Voting Powers.

(a)    Upon the consummation of the Stockholder Meeting (and, for the avoidance of doubt, regardless of whether the Requisite Stockholder Approval has been obtained), the Holders shall be entitled to (i) vote with the holders of the Class A Common Stock on all matters submitted for a vote of holders of Class A Common Stock, (ii) when voting with the Class A Common Stock, a number of votes equal to the number of shares of Class A Common Stock such Holder would hold on an “as-converted basis” on the Record Date for the determination of the holders of Class A Common Stock entitled to vote on the matter in question and (iii) notice of all stockholders’ meetings in accordance with the Certificate of Incorporation and Bylaws of the Company, and applicable law or regulation or stock exchange rule, as if the Holders of Series A-1 Preferred Stock were holders of Class A Common Stock.

(b)    Each Holder will have one vote per share on any matter on which Holders of Series A-1 Preferred Stock or the Preferred Stock, collectively, are entitled to vote separately as a class, whether at a meeting or by written consent.

(c)    So long as any shares of Series A-1 Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or the Certificate of Incorporation, the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Series A-1 Preferred Stock, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, modification or alteration of, or supplement to, the Certificate of Incorporation or this Series A-1 Certificate of Designations that would materially and adversely affect the relative rights, preferences, privileges or voting powers of the Series A-1 Preferred Stock or any Holder.

Section 12. Fractional Shares.

(a)    No fractional shares of Class A Common Stock will be issued as a result of any conversion of, or as a dividend on, shares of Series A-1 Preferred Stock.

(b)    In lieu of any fractional share of Class A Common Stock otherwise issuable in respect of any conversion pursuant to Section 7 hereof or any dividends issued pursuant to Section 4(d) hereof, the Company shall pay (concurrently with the issuance of the shares of Class A Common Stock) an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Class A Common Stock determined as of the second Trading Day immediately preceding the Optional Conversion Date, the Mandatory Conversion Date, the Automatic Conversion Date or the Dividend Payment Date, as applicable.

(c)    If more than one share of the Series A-1 Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A-1 Preferred Stock so surrendered.

Section 13. Reservation of Common Stock.

(a)    The Company shall at all times reserve and keep available out of its authorized and unissued Class A Common Stock or shares of Class A Common Stock acquired by the Company and not retired, solely for issuance upon the conversion of shares of Series A-1 Preferred Stock as provided in this Series A-1 Certificate of Designations, such number of shares of Class A Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A-1 Preferred Stock then outstanding. The Company shall take all such corporate and other actions as from time to time may be necessary to ensure that all shares of Class A Common Stock issuable upon conversion of shares of Series A-1 Preferred Stock will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable. For purposes of this Section 13, the number of shares of Class A Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A-1 Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)    Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series A-1 Preferred Stock, as herein provided, shares of Class A Common Stock acquired and not retired by the Company (in lieu of the issuance of authorized and unissued shares of Class A Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)    All shares of Class A Common Stock delivered upon conversion of the Series A-1 Preferred Stock or paid as a dividend pursuant to Section 7(c) shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

Section 14. Certificated Shares; Replacement Certificates.

(a)    Shares of Series A-1 Preferred Stock shall be evidenced by certificates, which shall bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A SECURITIES PURCHASE AGREEMENT, DATED AS OF MAY 26, 2017, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER AND WILL BE PROVIDED WITHOUT COST, UPON WRITTEN REQUEST TO THE SECRETARY OF THE ISSUER.

(b)    Upon request of a holder of Series A Preferred Stock or Class A Common Stock subject to this Series A-1 Certificate of Designations, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the

Company shall promptly cause the legend to be removed from any certificate for any Series A Preferred Stock issued or Class A Common Stock to be issued pursuant to the terms of this Series A-1 Certificate of Designations. Each Initial Investor acknowledges that the Series A Preferred Stock issued pursuant to this Series A-1 Certificate of Designations and the Class A Common Stock or Series A Preferred Stock issuable upon conversion of (or as dividends on) such stock have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Series A Preferred Stock issued pursuant to this Series A-1 Certificate of Designations or any Class A Common Stock or Series A-1 Preferred Stock issuable upon conversion of (or as dividends on) such stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

Each Series A-1 Preferred Stock certificate shall be dated the date of its authentication.

(c)    The Company shall replace any mutilated Series A-1 Preferred Stock certificate at the Holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may reasonably be required by the Company.

(d)    Notwithstanding anything to the contrary herein, unless requested in writing by a Holder to the Company, shares of Common Stock issued upon conversion of shares of Preferred Stock shall be in uncertificated, book entry form as permitted by the Bylaws of the Company and the Delaware General Corporation Law.

Section 15. Transfer Restrictions.

(a)    Subject to Section 4.2 of the Securities Purchase Agreement and Section 15(b) hereof, the Holders may Transfer to any Person any portion of their Series A-1 Preferred Stock issued pursuant to this Series A-1 Certificate of Designations or any Class A Common Stock or Series A-1 Preferred Stock, as applicable, issued upon conversion of (or as dividends on) the Series A-1 Preferred Stock issued pursuant to this Series A-1 Certificate of Designations; provided, that no Investor (other than the Initial Investors) shall have the right to participate in the appointment of Investor Directors as set forth in Section 4.4 of the Securities Purchase Agreement and Section 19 herein and Section 19 of the Series A-2 Certificate of Designations unless they have qualified as Approved Holders.

(b)    Notwithstanding Section 15(a), the Holders will not at any time knowingly Transfer any Series A-1 Preferred Stock or any Class A Common Stock issued upon conversion of the Series A Preferred Stock pursuant to this Series A-1 Certificate of Designations, held by such Investor to a Company Competitor; provided, however, that this Section 15(b) shall not restrict any Transfer into the public market.

Section 16. Short-Selling. Prior to June 15, 2020, no Holder or any Affiliates of such Holder may, directly or indirectly, sell “short” the Common Stock or securities convertible into or exercisable or exchangeable for Common Stock held by it.

Section 17. Reorganization Event.

(a)    If there occurs:

(i)    any reclassification, statutory exchange, merger, amalgamation, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which Class A Common Stock (but not the Series A-1 Preferred Stock) are changed or converted into, or exchanged for, or represent solely the right to receive, cash, securities or other property;

(ii)    any sale, transfer, lease or conveyance to another Person of all or substantially all the property and assets of the Company, in each case pursuant to which Class A Common Stock (but not Series A-1 Preferred Stock) are converted into cash, securities or other property; or

(iii)    any statutory exchange of securities of the Company with another Person (other than in connection with a merger or amalgamation) or reclassification, recapitalization or reorganization of the Class A Common Stock (but not the Series A-1 Preferred Stock) into other securities,

(each of which is referred to as a “Reorganization Event,” and such cash, securities or other property, the “Exchange Property,” and the kind and amount of Exchange Property that a holder of one share of Class A Common Stock would be entitled to receive on account of such Reorganization Event (without giving effect to any arrangement not to issue fractional shares of securities or other property), an “Exchange Property Unit”), then, at the effective time of such Reorganization Event, without the consent of the Holders, and subject to Section 17(b), the consideration due upon conversion of Series A-1 Preferred Stock, the adjustments to the Conversion Price and the determination of the kind and amount of dividends that Holders will be entitled to receive pursuant to Section 4(b), will be determined in the same manner as if each reference to any number of shares of Class A Common Stock in this Series A-1 Certificate of Designations were instead a reference to the same number of Exchange Property Units. If such Reorganization Event provides for different treatment of shares of Class A Common Stock held by Affiliates of the Company and non-Affiliates or by the Person with which the Company amalgamated or consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, then the composition of the Exchange Property and the Exchange Property Unit will be determined based on the cash, securities or other property that were distributed in such Reorganization Event to holders of Class A Common Stock that are not Constituent Persons or Affiliates of the Company or Constituent Persons. In addition, if the kind or amount of cash, securities or other property receivable upon a Reorganization Event is not the same for each share of Class A Common Stock held immediately prior to such Reorganization Event by a Person other than a Constituent Person or an Affiliate of the Company or a Constituent Person, then for the purpose of this Section 17(a), the composition of the Exchange Property and the Exchange Property Unit will be determined based on the weighted average, as determined by the Company in good faith, of the types and amounts of consideration received by the holders of Class A Common Stock.

(b)    In the event that the holders of Class A Common Stock have the opportunity to elect the form of consideration to be received in a Reorganization Event, the

Exchange Property that the Holders shall be entitled to receive shall be determined by Holders of a majority of outstanding shares of Series A-1 Preferred Stock on or before the earlier of (i) the deadline for elections by holders of Class A Common Stock and (ii) two Business Days before the anticipated effective date of such Reorganization Event.

(c)    The above provisions of Section 17(a) and Section 17(b) shall similarly apply to successive Reorganization Events.

(d)    The Company (or any successor) shall, no less than 20 Business Days prior to the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property and the Exchange Property Unit, and shall provide such other information related to the Reorganization Event as Holders may reasonably request. Failure to deliver such notice shall not affect the operation of this Section 17.

(e)    The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A-1 Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 17, and (ii) to the extent that the Company is not the surviving Company in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A-1 Preferred Stock into Exchange Property and, in the case of a Reorganization Event described in Section 17(a)(ii), an exchange of shares of Series A Preferred Stock for the shares of the Person to whom the Company’s assets are conveyed or transferred, having voting powers, preferences, and relative, participating, optional or other special rights as nearly equal as possible to those provided in this Series A-1 Certificate of Designations.

Section 18. [Intentionally Omitted]

Section 19. Board Representation Rights.

(a)    As of the Issue Date, the Board of Directors has increased the size of the Board of Directors by one director (to nine total directors) and caused Phillip Z. Pace (in such capacity, the “Investor Director” and together with any successors or other directors designated by the Investors pursuant to this Section 19, the “Investor Directors”) to be appointed to the Board of Directors. Additionally, Matthew B. Ockwood has been appointed as a non-voting observer to the Board of Directors (in such capacity, the “Investor Observer”). Effective as of the earlier of the first anniversary of the Closing Date and obtaining the Requisite Stockholder Approval, to the extent the Approved Holders Beneficially Own at least (i) 20% of the total number of outstanding shares of Common Stock (on an “as-converted basis”) or (ii) 30% of the number of shares of Series A Preferred Stock Beneficially Owned by the Initial Investors as of the Closing and 15% of the total number of outstanding shares of Common Stock (on an “as-converted basis”) (as adjusted to appropriately reflect any stock split, combination, reclassification, recapitalization or similar transaction), the Board of Directors shall take all actions necessary to further increase the size of the Board of Directors by one director (to ten total directors) and to cause the Investor Observer to be appointed as a director on the Board of Directors.

(b)    From and after the Closing Date, for as long as the Approved Holders Beneficially Own any one of the percentages of Series A Preferred Stock or Common Stock set forth below, the holders of a majority of the total number of outstanding shares of Common Stock represented (on an “as-converted basis”) held by such Approved Holders (the “Approved Holder Majority”) shall have the exclusive right (but not the obligation), voting separately as a class, to designate to the Board of Directors, the following number of Investor Directors:

(i)    two Investor Directors (subject to increase pursuant to Section 20(a)(x)), for as long as the Approved Holders Beneficially Own at least (x) 20% of the total number of outstanding shares of Common Stock (on an “as-converted basis”) or (y) 30% of the number of shares of Series A Preferred Stock Beneficially Owned by the Initial Investors as of the Closing and 15% of the total number of outstanding shares of Common Stock (on an “as-converted basis”) (in the case of this clause (i), as adjusted to appropriately reflect any stock split, combination, reclassification, recapitalization or similar transaction); and

(ii)    one Investor Director (subject to increase pursuant to Section 20(a)(x)), for as long as the Approved Holders Beneficially Own at least (x) 10% of the total number of outstanding shares of Common Stock (on an “as-converted basis”) or (y) 15% of the number of shares of Series A Preferred Stock Beneficially Owned by the Initial Investors as of the Closing and 5% of the total number of outstanding shares of Common Stock (on an “as-converted basis”) (in the case of this clause (ii), as adjusted to appropriately reflect any stock split, combination, reclassification, recapitalization or similar transaction).

(c)    The rights to designate directors pursuant to Section 19(b) shall be held by the Approved Holder Majority, the Initial Investors, and any subsequent Investor designated by an Approved Holder who is approved by the Company in the Company’s sole and absolute discretion (such holders, collectively, the “Approved Holders”).

(d)    The Company and the Board of Directors shall consider in good faith designating at least one (1) Investor Director to committees of the Board of Directors, as appropriate, and to the extent permitted by applicable SEC and stock exchange requirements.

(e)    The Company shall take all actions within its power to cause all designees designated pursuant to Section 19(b) to be included in the slate of nominees recommended by the Board of Directors to the holders of Class A Common Stock for election as directors at each meeting of the Company Stockholders called for the purpose of electing directors (and/or in connection with any election by written consent) and using commercially reasonable efforts to cause the election of each such designated Investor Directors, including (i) voting or providing a written consent or proxy with respect to Common Stock, and soliciting proxies in favor of the election of such nominees, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing required agreements and instruments, (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result and (v) for so long as the Approved Holders retain the right described under Section 19(b), not nominating or recommending the election of any other candidates against or in replacement of such designated Investor Directors.

(f)    Each Investor Director and Investor Observer designated pursuant to Section 19(b) shall serve until his or her successor is designated or his or her earlier death, disability, resignation or removal; any vacancy or newly created directorship in the position of an Investor Director may be filled only by the Approved Holder Majority, subject to the fulfillment of the requirements set forth in Section 19(h); and each Investor Director and Investor Observer may, during his or her term of office, be removed at any time, with or without cause, by and only by the Approved Holder Majority.

(g)    At all times while an Investor Director or Investor Observer is serving as a member or observer of the Board of Directors, and following any such Investor Director’s or Investor Observer’s death, disability, resignation or removal, such Investor Director or Investor Observer shall be entitled to all rights to indemnification and exculpation as are then made available to any other member or observer of the Board of Directors.

(h)    Notwithstanding anything to the contrary, any Investor Director or Investor Observer shall be reasonably acceptable to the Board of Directors and the Nominating and Corporate Governance Committee thereof acting in good faith and satisfy all applicable SEC and stock exchange requirements regarding service as a regular director or a board observer of the Company and shall comply in all material respects with the Company’s corporate governance guidelines as in effect from time to time. The Approved Holder Majority shall notify the Company of any proposed Investor Director or Directors in writing no later than the latest date on which the Company Stockholders may make nominations to the Board of Directors in accordance with the Company’s Certificate of Incorporation and Bylaws, together with all information concerning such designee required to be delivered to the Company by the Bylaws and such other information reasonably required by the Company for such purpose.

(i)    The right to designate directors pursuant to Section 19(b) shall automatically terminate at such time as the Approved Holders no longer Beneficially Own a sufficient number of shares required to designate an Investor Director set forth in Section 19(b)(ii), and at such time, if requested in writing by the Company, any Investor Directors or Investor Observer then serving on the Board of Directors in excess of the entitled amount (if less than all then Investor Directors or Investor Observers, then as selected by the Approved Holder Majority) shall promptly resign from the Board of Directors.

(j)    Nothing in this Section 19 shall be deemed to require that any party hereto, or any Affiliate thereof, act or be in violation of any applicable provision of law, regulation, legal duty or requirement or stock exchange or stock market rule.

(k)    If, after termination of this Series A-1 Certificate of Designation and the Series A-2 Certificate of Designations or such time as no shares of Series A Preferred Stock remain outstanding, the Approved Holder Majority continues to satisfy the ownership percentages set forth in Section 19(b) and Section 20, the Approved Holder Majority may

request the Company to enter into a shareholder agreement reflecting the rights set forth in such sections, which the Company and the Approved Holders shall enter into as promptly as practicable after such request (but, in any event, no later than 30 days after such request).

(l)    To the fullest extent permitted by applicable law, the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are from time to time presented to the Investors or any of their respective Affiliates or any of their respective agents, shareholders, members, partners, directors, officers, employees, Affiliates or subsidiaries (other than the Company and its subsidiaries), including any director or officer of the Company who is also an agent, shareholder, member, partner, director, officer, employee, Affiliate or subsidiary of any Investor (each, a “Specified Party”), even if the business opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no Specified Party shall have any duty to communicate or offer any such business opportunity to the Company or be liable to the Company or any of its subsidiaries or any stockholder, including for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, and the Company shall indemnify each Specified Party against any claim that such Person is liable to the Company or its stockholders for breach of any fiduciary duty, by reason of the fact that such Person (i) participates in, pursues or acquires any such business opportunity, (ii) directs any such business opportunity to another Person or (iii) fails to present any such business opportunity, or information regarding any such business opportunity, to the Company or its subsidiaries, unless, in the case of a Person who is a director or officer of the Company, such business opportunity is expressly offered to such director or officer in writing solely in his capacity as a director or officer of the Company.

Section 20. Investor Consent.

(a)    For so long as the Approved Holders Beneficially Own at least (i) 10% of the total number of outstanding shares of Common Stock (on an “as-converted basis”) or (ii) at least 15% of the number of shares of Series A Preferred Stock Beneficially Owned by the Initial Investors as of the Closing (as adjusted to appropriately reflect any stock split, combination, reclassification, recapitalization or similar transaction), without the prior affirmative vote or written consent of the Approved Holder Majority, the Company shall not, and (to the extent applicable) shall not permit any Subsidiary to (directly or indirectly, by the way of merger, consolidation, reclassification or otherwise):

(i)    amend, change, alter or otherwise modify the rights, preferences, privileges or voting powers of the Series A Preferred Stock;

(ii)    increase the authorized amount of Series A Preferred Stock or issue Series A Preferred Stock except the (x) 5,400 shares of Series A-1 Preferred Stock and 74,600 shares of Series A-2 Preferred Stock issued at the Closing, (y) in-kind dividends payable pursuant to Section 4(d)(i) herein and Section 4(d)(i) in the Series A-2 Certificate of Designations and (z) Series A-1 Preferred Stock issuable upon conversion of Series A-2 Preferred Stock pursuant to Section 7 of the Series A-2 Certificate of Designations;

(iii)    authorize or issue any other preferred equity instruments (including any obligation or security convertible into, exchangeable for or evidencing the right to purchase any such preferred equity instruments) other than (A) those that are (x) expressly made subordinate to the Series A Preferred Stock, (y) not entitled to receive cash dividends and (z) not mandatorily redeemable until after the seventh anniversary of the Closing Date and payment of any applicable redemption on the Preferred Stock or (B) those, the proceeds of which, are used to immediately redeem all of the outstanding shares of Series A Preferred Stock;

(iv)    authorize, issue or transfer any equity (including any obligation or security convertible into, exchangeable for or evidencing the right to purchase any such equity) in any subsidiary of the Company other than (A) equity issued or transferred to the Company or another wholly-owned subsidiary of the Company or (B) equity, the proceeds of which, are used to immediately redeem all of the outstanding shares of Series A Preferred Stock;

(v)    incur or refinance any Debt that would result in a ratio of total outstanding Debt (net of up to $10.0 million of unrestricted cash and cash equivalents on hand immediately after such incurrence or refinancing) to trailing four fiscal quarters Adjusted EBITDAX for the Company and its consolidated subsidiaries greater than (A) for any fiscal quarter ending after the date hereof through and including December 31, 2017, 4.50 to 1.00 and (B) for any fiscal quarter thereafter, 4.00 to 1.00, and calculated in good faith on a pro forma basis with respect to any acquisitions (as set forth in the definition of Adjusted EBITDAX) and any repayments or refinancing of Debt; provided, that until the first anniversary of the Closing Date, the Company may issue or borrow up to $250,000,000 in unsecured notes, the proceeds of which are substantially contemporaneously used to (A) first, wholly refinance, repay or retire the Company’s outstanding 8.750% senior unsecured notes due 2019 (the “Existing Notes”), issued pursuant to that certain Indenture, dated as of April 4, 2014, by and among Lonestar Resources America Inc., Wells Fargo Bank, National Association, as trustee, and the guarantors party thereto and, for any proceeds in excess of the Existing Notes, (B) second, reduce amounts outstanding under the Credit Agreement, dated July 28, 2015, among Lonestar Resources America Inc., Citibank, N.A., as Administrative Agent, and the lenders party thereto from time to time, as amended and as the same may be amended, restated, amended and restated and otherwise modified from time to time, (the “RBL”) and (C) third, to the extent any excess remains, to fund development of the Company’s existing and acquired oil and gas assets in Texas;

(vi)    amend, change, alter, modify or repeal the Company’s Certificate of Incorporation or Bylaws in a manner that would materially and adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock or its holders;

(vii)    liquidate or dissolve the Company or any of its material Subsidiaries;

(viii)    pay any cash dividends to the Company Stockholders or holders of any other existing and future equity securities (including any obligation or security convertible into, exchangeable for or evidencing the right to purchase any such equity securities) of the Company that are junior in rights to the Series A Preferred Stock, or redeem or repurchase any such Common Stock or other junior equity securities (except redemptions or repurchases in connection with the administration of any employee benefit plan in the ordinary course of business);

(ix)    enter into any material new line of business or fundamentally change the nature of the Company’s business; or

(x)    modify the size of the Board of Directors, other than to increase the size of the Board of Directors up to a maximum of 12 directors, provided that for so long as the Approved Holders maintain the right to appoint one or more directors to the Board of Directors, the Investor Director(s) shall maintain the same proportionate share of the Board of Directors after the increase in size as they had prior to the increase in size, rounded up to the nearest whole director.

Section 21. Miscellaneous.

(a)    All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, addressed: (i) if to the Company, to its office at 600 Bailey Avenue, Suite 200, Fort Worth, Texas 76107 or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company, or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

(b)    The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A-1 Preferred Stock or shares of Class A Common Stock or other securities issued on account of Series A-1 Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A-1 Preferred Stock or Class A Common Stock or other securities in a name other than that in which the shares of Series A-1 Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the reasonable satisfaction of the Company, that such tax has been paid or is not payable. To the extent any Holder shall become liable for or subject to any taxes, levies, imposts, duties, fees, assessments, withholding or other charges of whatever nature resulting from the exchange into the Notes pursuant to Section 4(e)(ii), the Company shall promptly indemnify and hold harmless such Holder against any such amounts at the highest maximum combined marginal federal, state and local income tax rates to which any such Holder may be subject.

(c)    No share of Series A-1 Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(d)    The shares of Series A-1 Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law or the Securities Purchase Agreement.

IN WITNESS WHEREOF, LONESTAR RESOURCES US INC. has caused this Series A-1 Certificate of Designations to be signed by its authorized corporate officer this 15th day of June, 2017.

LONESTAR RESOURCES US INC.

By:
Name:
Title:

Exhibit B

Form of Series A-2 Convertible

Participating Preferred Stock Certificate of Designation

CERTIFICATE OF DESIGNATIONS

OF

CONVERTIBLE PARTICIPATING PREFERRED STOCK, SERIES A-2

OF

LONESTAR RESOURCES US INC.

Pursuant to Sections 151 and 103 of the

General Corporation Law

of the State of Delaware

Lonestar Resources US Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Sections 103 and 151 thereof,

DOES HEREBY CERTIFY:

First: The Certificate of Incorporation of the Company authorizes the issuance of 10,000,000 shares of preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting and the designation of each series of Preferred Stock, the powers (including voting power if any) of the shares of such series, and the preferences and other rights, and the qualifications, limitations or restrictions thereof.

Second: The Board of Directors, in accordance with the provisions of the Certificate of Incorporation, the Bylaws of the Company and applicable law, adopted the following resolution on June 14, 2017, providing for the issuance of a series of 150,000 shares of Preferred Stock of the Company designated as “Convertible Participating Preferred Stock, Series A-2.”

Resolved, that pursuant to the provisions of the Certificate of Incorporation, the Bylaws of the Company and applicable law, a series of Preferred Stock, par value $0.001 per share, of the Company be and hereby is created, and that the number of shares of such series, and the voting and other powers, designations, preferences and other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

RIGHTS AND PREFERENCES

Section 1. Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of preferred stock designated as the “Convertible Participating Preferred Stock, Series A-2” (the “Series A-2 Preferred Stock”). The number of shares constituting such series shall be 150,000; provided that the Company may decrease such number from time to time, but not below a number equal to the sum of the number of shares of Series A-2 Preferred Stock then outstanding.

Section 2. Ranking.

(a)    Subject to the terms of this Series A-2 Certificate of Designations and the Series A-1 Certificate of Designations, the Series A-2 Preferred Stock will rank, with respect to dividend rights and with respect to rights on liquidation, winding-up and dissolution, (i) on a parity with the Series A-1 Preferred Stock and with each other class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank on a parity with the Series A-2 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company, and (ii) senior to the Class A Common Stock and Class B Common Stock and each other existing and future class or series of capital stock of the Company the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A-2 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company.

(b)    The Series A-1 Preferred Stock and each other class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank on a parity with the Series A-2 Preferred Stock are herein referred to as “Parity Securities.” The Class A Common Stock, the Class B Common Stock and each other class or series of capital stock of the Company that ranks junior to the Series A-2 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company are herein referred to as “Junior Securities.”

Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Securities Purchase Agreement. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Approved Holders” has the meaning set forth in the Series A-1 Certificate of Designations.

“as-converted basis” means, with respect to the outstanding shares of Common Stock, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the Series A-2 Preferred Stock that is either (i) then outstanding or (ii) issuable upon conversion of Series A-1 Preferred Stock then outstanding, in each case, whether or not the Series A Preferred Stock is then convertible, exchangeable or exercisable by the holder, are assumed to be then outstanding.

“Beneficially Own” has the meaning ascribed to it in the Securities Purchase Agreement.

“Board of Directors” means the board of directors of the Company or any duly authorized committee thereof.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in Fort Worth, Texas are generally required or authorized by law to be closed.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended from time to time, including this Series A-2 Certificate of Designations and the Series A-1 Certificate of Designations incorporated therein under the Delaware General Corporation Law, each as amended from time to time in accordance therewith.

“Class A Common Stock” means the Company’s Class A Voting Common Stock, par value $0.001 per share.

“Class B Common Stock” means the Company’s Class B Non-Voting Common Stock, par value $0.001 per share.

“Close of Business” means (i) with respect to the Record Date for any issuance, dividend, or distribution declared, paid or made on or with respect to any capital stock of the Company, the closing of the Company’s stock register on such date, for the purpose of determining the holders of capital stock entitled to receive such issuance, dividend or distribution, and (ii) in all other cases, 5:00 pm, Fort Worth, Texas time, on the date in question.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company” means Lonestar Resources US Inc., a Delaware corporation, and any successor thereto.

“Company Competitor” means any exploration and production company primarily operating in the Eagle Ford Shale in Texas.

“Constituent Person” has the meaning set forth in Section 17(a).

“Conversion Date” has the meaning set forth in Section 7.

“Conversion Price” has the meaning set forth in the Series A-1 Certificate of Designations.

“Dividend Payment Date” has the meaning set forth in Section 4(c).

“Dividend Period” has the meaning set forth in Section 4(c)(ii).

“Dividend Rate” means 9.00% per annum, subject to adjustment pursuant to Section 4(e); provided, however, with respect to any Dividend Period in which the Dividend Rate is adjusted, the applicable Dividend Rate for such Dividend Period will be calculated by determining the sum, for each day during such Dividend Period, of the product of the Dividend Rate in effect on such day (without giving effect to this proviso but giving effect to any other adjustments) multiplied by the Stated Value and, without duplication, Unpaid Dividends, per share of Series A-2 Preferred Stock on such day.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 17(a).

“Exchange Property Unit” has the meaning set forth in Section 17(a).

“Holder” or “Investor” means the Person in whose name the shares of the Series A-2 Preferred Stock are registered, which may be treated by the Company and the Company’s transfer agent and registrar as the absolute owner of the shares of Series A-2 Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Issue Date” means the date upon which the shares of Series A-2 Preferred Stock are first issued.

“Junior Securities” has the meaning set forth in Section 2(b).

“Parity Securities” has the meaning set forth in Section 2(b). For the avoidance of doubt, the term “Parity Securities” does not mean or include the Common Stock.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“PIK Quarter” has the meaning set forth in Section 4(d).

“Preferred Stock” has the meaning set forth in the recitals.

“Record Date” means, with respect to any issuance, dividend, or distribution declared, paid or made on or with respect to any capital stock of the Company, the date fixed for the determination of the stockholders entitled to receive such issuance, dividend or distribution.

“Redemption Notice” has the meaning set forth in Section 10(b).

“Reorganization Event” has the meaning set forth in Section 17(a).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Purchase Agreement” means the Amended and Restated Securities Purchase Agreement, dated as of June 15, 2017, by and among the Company and the Investors party thereto.

“Series A Preferred Stock” means the Series A-2 Preferred Stock and the Series A-1 Preferred Stock.

“Series A-1 Certificate of Designations” means the Certificate of Designations of Lonestar Resources US Inc. relating to Series A-1 Preferred Stock, dated June 15, 2017, as it may be amended from time to time in accordance therewith.

“Series A-2 Certificate of Designations” means this Series A-2 Certificate of Designations of Lonestar Resources US Inc., dated June 15, 2017, as it may be amended from time to time in accordance herewith.

“Stated Value” initially means $1,000 per share of the Series A-2 Preferred Stock, as adjusted for any stock splits, stock dividends, recapitalizations or similar transactions with respect to the Series A-2 Preferred Stock and, if applicable, as adjusted pursuant to Section 4(d).

“Unpaid Dividends” means, as of any date with respect to any one or more shares of Series A-2 Preferred Stock, the amount, as of such date, of any accrued and unpaid dividends or distributions on such one or more shares. For the avoidance of doubt, “Unpaid Dividends” do not include any dividends added to the Stated Value pursuant to Section 4(d).

Section 4. Dividends.

(a)    Dividends in General. From and after the Issue Date, Holders shall be entitled to receive, when, as and if declared by the Board of Directors out of any funds legally available therefor, cumulative dividends of the type and in the amount determined as set forth in this Section 4, and no more. Notwithstanding anything to the contrary in this Series A-2 Certificate of Designations, cash dividends shall be paid only to the extent the Company has funds legally available for such payment, and the Board of Directors declares such dividend payable.

(b)    Participating Dividends. For so long as any shares of Series A-2 Preferred Stock are outstanding, no cash dividend may be declared or paid on the Common Stock, and no other distributions may be made to holders of Common Stock, during a Dividend Period unless a cash dividend or such distribution, if applicable, is also declared and paid on the Series A-2 Preferred Stock to Holders for such dividend in the same form and in an amount per share of Series A-2 Preferred Stock equal to the product of (i) the per share dividend or distribution declared and paid in respect of each share of Class A Common Stock and (ii) the number of shares of Class A Common Stock underlying the shares of Series A-1 Preferred Stock into which each share of Series A-2 Preferred Stock would then be convertible (whether or not the Series A Preferred Stock is then convertible) on the Record Date for such dividend or distribution. For purposes of this Section 4(b), “distribution” means the transfer of cash, property or securities without consideration, whether by way of dividend or otherwise, or the purchase of shares of the Company.

(c)    Regular Dividends. In addition to participation in cash dividends on, or distributions to, Common Stock as set forth in Section 4(b), and subject to Section 4(d), commencing on the Issue Date, dividends on Series A-2 Preferred Stock shall accrue daily and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”) or, if any such day is not a Business Day, the preceding Business Day. Dividends payable pursuant to this Section 4(c), if, when and as declared by the Board of Directors, will be, for each outstanding share of Series A-2 Preferred Stock, payable, subject to Section 4(d), in cash as follows:

(i)    Dividends at an amount equal to an annual rate equal to the Dividend Rate multiplied by the sum of (A) the Stated Value and (B), without duplication, the amount of Unpaid Dividends, on such share of Series A-2 Preferred Stock, payable in cash.

(ii)    Dividends payable pursuant to this Section 4(c) will be computed on the basis of a 360-day year of twelve 30-day months and, for any Dividend Period greater or less than a full Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 90. The period from the Issue Date to and including June 30, 2017 and each period from, but excluding, a Dividend Payment Date to, and including, the following Dividend Payment Date is herein referred to as a “Dividend Period.” Dividends payable pursuant to this Section 4(c) are cumulative. Such dividends shall begin to accrue and be cumulative from the Issue Date, shall compound at the relevant rate on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on another dividend unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date, in which case dividends will accrue on such Unpaid Dividends) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date.

(iii)    If the Conversion Date with respect to any share of Series A-2 Preferred Stock is prior to the Record Date for any dividend, the Holder of such shares will not be entitled to any such dividend, subject to any Unpaid Dividends being taken into account in Section 7. If the Conversion Date with respect to any share of Series A-2 Preferred Stock is after the Record Date for any dividend but before the corresponding Dividend Payment Date, the Holder of such share of Series A-2 Preferred Stock shall have the right to receive such dividend, notwithstanding the conversion of such shares prior to the Dividend Payment Date.

(d)    PIK Dividends.

(i)    Notwithstanding anything to the contrary in Section 4(c), for no more than 12 Dividend Periods (whether consecutive or non-consecutive) prior to June 15, 2024 (a “PIK Quarter”), the Company may, at its option and in its sole discretion as exercised by the Board of Directors, with respect to all or any portion of the accrued, declared and payable dividends for such Dividend Period, elect to (A) pay such dividends in the form of additional shares of Series A-2 Preferred Stock at a per share price equal to $975.00 or, (B) in lieu of paying such dividends, increase the Stated Value of the applicable shares of Series A-2 Preferred Stock by an amount equal to the accrued and payable dividends on such shares for such applicable PIK Quarter. If the Company fails to fully declare and pay in cash by the Dividend Payment Date, or is unable to fully pay in cash by such date, the accrued dividends with respect to a Dividend Period then, with respect to any unpaid portion but subject to Section 4(e), (x) to the extent any of the 12 PIK Quarters remain available, the Company shall be deemed to have made an election under Section 4(d)(i)(B) and (y) to the extent none of the 12 PIK Quarters remain available, the Stated Value shall be automatically increased by an amount equal to the lesser of (i) a Dividend Rate of 9.0% per annum and (ii) the unpaid portion of any such accrued dividends (provided that any amounts which increase the Stated Value hereby shall no longer be considered Unpaid Dividends), with any remaining unpaid portion in excess of such increase in Stated Value remaining Unpaid Dividends.

(ii)    For the avoidance of doubt, any portion of a declared dividend not paid as provided in the foregoing clauses will be paid in cash.

(e)    Adjustments to Dividend Rate.

(i)    Except as permitted by Section 4(d)(i), if, at any time, the Company fails to fully declare and pay all accrued dividends in cash on a Dividend Payment Date, then the Dividend Rate on the Series A-2 Preferred Stock shall automatically increase by (A) 5.0% per annum effective as of the first day of the applicable Dividend Period and (B) an additional 1.0% for each successive Dividend Period in which the Company so fails to fully declare and pay, up to the maximum Dividend Rate of 20.0% per annum (including any adjustments pursuant to Section 4(e)(ii)). Dividends on the Series A-2 Preferred Stock shall accrue at the increased Dividend Rate for so long until the Company shall have paid dividends at such increased Dividend Rate fully in cash in accordance with Section 4(c) for two consecutive Dividend Periods, upon which time the Dividend Rate on Series A-2 Preferred Stock shall automatically decrease and revert to 9.0% per annum to the extent dividends continue to be paid fully in cash.

(ii)    If the Requisite Stockholder Approval is not obtained on or prior to December 15, 2017, then the Dividend Rate shall automatically increase by 5.0% commencing on the first day of the Dividend Period ended on March 31, 2018, and thereafter, shall increase by an additional 0.5% each subsequent Dividend Period until such Requisite Stockholder Approval is obtained, at which point the Dividend Rate shall be reduced to 9.00% (subject to any adjustment pursuant to Section 4(e)(i)); provided, that in no event shall the applicable Dividend Rate exceed 20.0% per annum (including any adjustments pursuant to Section 4(e)(i)).

(f)    Each dividend will be payable to Holders of record as they appear in the records of the Company on the applicable Record Date, which shall be on the fifteenth (15th) day of the month in which the relevant Dividend Payment Date occurs.

Section 5. Liquidation.

(a)    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to stockholders of the Company, after satisfaction of all liabilities, if any, to creditors of the Company and subject to Section 5(b) and to the rights of holders of any shares of capital stock of the Company then outstanding ranking senior to the Series A-2 Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Company, and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Securities, a liquidating distribution in an amount equal to the greater of (i) the Stated Value plus, without duplication, Unpaid Dividends, per share and (ii) the amount of the liquidating distributions, as determined by the Board of Directors (or the trustee or other Person or Persons administering the liquidation, dissolution or winding-up of the Company in accordance with applicable law), that would be made on the number of shares of Class A Common Stock underlying shares of Series A-1 Preferred Stock into which such shares of Series A-2 Preferred

Stock would be convertible (whether or not the Series A Preferred Stock is then convertible) immediately before such liquidation, dissolution or winding-up of the Company. After payment of the full amount of such liquidation distribution, the Holders shall not be entitled to any further participation in any distribution of assets by the Company.

(b)    In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A-2 Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)    The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business or other assets will not constitute its liquidation, dissolution or winding up, but instead shall be subject to Section 17.

Section 6. Maturity. The Series A-2 Preferred Stock shall be perpetual unless converted or redeemed in accordance with this Series A-2 Certificate of Designations.

Section 7. Conversion. Upon obtaining the Requisite Stockholder Approval, each share of Series A-2 Preferred Stock shall automatically convert into that number of duly authorized, validly issued, fully paid and nonassessable shares of Series A-1 Preferred Stock (which such Series A-1 Preferred Stock, shall, for the avoidance of doubt, have a Conversion Price equal to the outstanding Series A-1 Preferred Stock) (such date, the “Conversion Date”) equal to (A) (1) the sum of the Stated Value of a share of Series A-2 Preferred Stock plus, to the extent payable to the Holder pursuant to Section 4(c)(iii) and without duplication, Unpaid Dividends thereon (whether or not declared) divided by (2) the sum of the Stated Value of a share of Series A-1 Preferred Stock plus, without duplication, accrued and unpaid dividends thereon (whether or not declared) plus (B) cash in lieu of fractional shares, if any. For the avoidance of doubt and notwithstanding anything in this Series A-2 Certificate of Designations to the contrary, at no time shall Holders of Series A-2 Preferred Stock have the right to convert any share of their Series A-2 Preferred Stock, and no shares of Series A-2 Preferred Stock are convertible into, Common Stock.

Section 8. Conversion Procedures.

(a)    On the Conversion Date, certificates representing the number of shares of Series A-1 Preferred Stock into which the applicable shares of Series A-2 Preferred Stock are converted shall be promptly issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Series A-2 Preferred Stock, if any (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Company), to the Company and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, if any, allocable to the Holder pursuant to Section 21(b).

(b)    From and after the Conversion Date, the shares of Series A-2 Preferred Stock to be converted on the Conversion Date, as applicable, will cease to be entitled to any dividends that may thereafter be declared on such Series A-2 Preferred Stock; such shares of Series A-2 Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights (except the right to receive from the Company the Series A-1 Preferred Stock or Class A Common Stock (and cash in lieu of fractional shares, if applicable) upon conversion thereof and any dividends previously declared or otherwise accrued on the Series A-2 Preferred Stock but not paid) of the Holder of such shares of Series A-2 Preferred Stock to be converted shall cease and terminate with respect to such shares. Prior to the Conversion Date, except as otherwise provided herein, Holders shall have no rights as owners of the Series A-1 Preferred Stock (or other relevant capital stock or equity interest into which the Series A-2 Preferred Stock may then be convertible in accordance herewith) (including voting powers, conversion rights and rights to receive any dividends or other distributions on the Series A-1 Preferred Stock or other securities issuable upon conversion) by virtue of holding shares of Series A-2 Preferred Stock.

(c)    Shares of Series A-2 Preferred Stock duly converted in accordance with this Series A-2 Certificate of Designations, or otherwise reacquired by the Company.

(d)    The Person or Persons entitled to receive the Series A-1 Preferred Stock and/or cash issuable upon conversion of Series A-2 Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Series A-1 Preferred Stock and/or securities as of the Close of Business on the Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Series A-1 Preferred Stock and/or cash to be issued or paid upon conversion of shares of Series A-2 Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(e)    In the event that fewer than all of the shares of Series A-2 Preferred Stock held by any Holder who have requested to have a certificate representing its shares of Series A-2 Preferred Stock are converted pursuant to Section 7, then a new certificate representing the unconverted shares of Series A-2 Preferred Stock shall be issued to such Holder concurrently with the issuance of the certificates representing the applicable Series A-1 Preferred Stock.

Section 9. [Intentionally Omitted].

Section 10. Redemption.

(a)    After June 15, 2020, the Company may, at its option and in its sole discretion, redeem shares of Series A-2 Preferred Stock, in minimum increments of 5,000 shares and even multiples thereof (or such lesser amount in the event that fewer than 5,000 shares remain outstanding), for cash as follows:

(i)    prior to June 15, 2021, in an amount equal to 110% of the Stated Value plus, without duplication, any Unpaid Dividends;

(ii)    prior to June 15, 2022, in an amount equal to 105% of the Stated Value plus, without duplication, any Unpaid Dividends; and

(iii)    after June 15, 2022, in an amount equal to the Stated Value plus, without duplication, any Unpaid Dividends.

(b)    The Company shall provide written notice (the “Redemption Notice”) to the Holders at least 30 calendar days prior to any optional redemption in accordance with Section 10(a); provided that nothing in the Redemption Notice shall prohibit the conversion into Series A-1 Preferred Stock pursuant to Section 7 prior to the Company’s proposed redemption date. If the Company elects to redeem fewer than all of the outstanding shares of Preferred Stock pursuant to this Section 10, the Series A-2 Preferred Stock will be redeemed on a pro rata basis across all Holders based on their respective ownership of Series A-2 Preferred Stock unless agreed upon otherwise by the Holders. The shares of Series A-2 Preferred Stock Preferred Stock not redeemed shall remain outstanding.

(c)     If the Requisite Stockholder Approval is not obtained and the Series A-2 Preferred Stock not converted to Series A-1 Preferred Stock, on or prior to the seventh anniversary of the Issue Date, then the Company shall, on such seventh anniversary of the Issue Date, redeem all of the outstanding shares of Series A-2 Preferred Stock for a cash amount per share equal to the Stated Value plus, without duplication, any Unpaid Dividends.

(d)    Any shares of Series A-2 Preferred Stock that are redeemed or otherwise acquired by the Company shall be cancelled upon payment therefor and will resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and will be available for future issuance, but shall not be reissued as shares of Series A-2 Preferred Stock. If only a portion of the shares of Series A-2 Preferred Stock represented by a certificate shall have been called for redemption, upon surrender of the certificate to the Company, the Company shall issue and deliver to the Holders a new certificate representing the number of shares of Series A-2 Preferred Stock represented by the surrendered certificate that have not been called for redemption.

Section 11. Voting Powers.

(a)    The Holders shall be entitled to (i) vote with the holders of the Series A-1 Preferred Stock on all matters submitted for a vote of holders of Preferred Stock as a separate class, (ii) when voting with the Series A-1 Preferred Stock, a number of votes equal to the number of shares of Series A-1 Preferred Stock such Holder would hold on an “as-converted basis” (as if each such shares of Series A-2 Preferred Stock have been converted into shares of Series A-1 Preferred Stock pursuant to the terms of this Series A-2 Certificate of Designations) on the Record Date for the determination of the holders of Series A-1 Preferred Stock entitled to vote on the matter in question and (iii) notice of all stockholders’ meetings in accordance with the Certificate of Incorporation and Bylaws of the Company, and applicable law or regulation or stock exchange rule, as if the Holders of Series A-2 Preferred Stock were holders of Series A-1 Preferred Stock.

(b)    Each Holder will have one vote per share on any matter on which Holders of Series A-2 Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

(c)    So long as any shares of Series A-2 Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or the Certificate of Incorporation, the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Series A-2 Preferred Stock, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, modification or alteration of, or supplement to, the Certificate of Incorporation or this Series A-2 Certificate of Designations that would materially and adversely affect the relative rights, preferences, privileges or voting powers of the Series A-2 Preferred Stock or any Holder.

Section 12. [Intentionally Omitted].

Section 13. Reservation of Stock.

(a)    The Company shall at all times reserve and keep available out of its authorized and unissued Series A-1 Preferred Stock and Class A Common Stock or shares of Series A-1 Preferred Stock and Class A Common Stock acquired by the Company and not retired, solely for issuance upon the conversion of shares of Series A-2 Preferred Stock as provided in this Series A-2 Certificate of Designations and the further conversion of shares of Series A-1 Preferred Stock resulting from such conversion as provided in the Series A-1 Certificate of Designations, such number of shares of Series A-1 Preferred Stock and such number of shares of Class A Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A-2 Preferred Stock then outstanding and upon the conversion of all the shares of Series A-1 Preferred Stock resulting from such conversion. The Company shall take all such corporate and other actions as from time to time may be necessary to ensure that all shares of Series A-1 Preferred Stock issuable upon conversion of shares of Series A-2 Preferred Stock and all shares of Class A Common Stock issuable upon conversion of shares of Series A-1 Preferred Stock resulting from such conversion will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable. For purposes of this Section 13, the number of shares of Series A-1 Preferred Stock and the number of shares of Class A Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A-2 Preferred Stock and the further conversion of all resulting Series A-1 Preferred Stock into Class A Common Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)    Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series A-2 Preferred Stock, as herein provided, shares of Series A-1 Preferred Stock acquired and not retired by the Company (in lieu of the issuance of authorized and unissued shares of Series A-1 Preferred Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)    All shares of Series A-1 Preferred Stock delivered upon conversion of the Series A-2 Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

Section 14. Certificated Shares; Replacement Certificates.

(a)    Shares of Series A-2 Preferred Stock shall be evidenced by certificates, which shall bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A SECURITIES PURCHASE AGREEMENT, DATED AS OF MAY 26, 2017, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER AND WILL BE PROVIDED WITHOUT COST, UPON WRITTEN REQUEST TO THE SECRETARY OF THE ISSUER.

(b)    Upon request of a holder of Series A Preferred Stock or Class A Common Stock subject to this Series A-2 Certificate of Designations, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause the legend to be removed from any certificate for any Series A Preferred Stock issued or Class A Common Stock to be issued pursuant to the terms of this Series A-2 Certificate of Designations. Each Initial Investor acknowledges that the Series A Preferred Stock issued pursuant to this Series A-2 Certificate of Designations and the Class A Common Stock or Series A Preferred Stock issuable upon conversion of (or as dividends on) such stock have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Series A Preferred Stock issued pursuant to this Series A-2 Certificate of Designations or any Class A Common Stock or Series A-2 Preferred Stock issuable upon conversion of (or as dividends on) such stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

Each Series A-2 Preferred Stock certificate shall be dated the date of its authentication.

(c)    The Company shall replace any mutilated Series A-2 Preferred Stock certificate at the Holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may reasonably be required by the Company.

Section 15. Transfer Restrictions.

(a)    Subject to Section 4.2 of the Securities Purchase Agreement and Section 15(b) hereof, the Holders may Transfer to any Person any portion of their Series A-2 Preferred Stock issued pursuant to this Series A-2 Certificate of Designations or any Class A Common Stock or Series A-2 Preferred Stock, as applicable, issued upon conversion of (or as dividends on) the Series A-2 Preferred Stock issued pursuant to this Series A-2 Certificate of Designations; provided, that no Investor (other than the Initial Investors) shall have the right to participate in the appointment of Investor Directors as set forth in Section 4.4 of the Securities Purchase Agreement and Section 19 herein and Section 19 of the Series A-1 Certificate of Designations unless they have qualified as Approved Holders.

(b)    Notwithstanding Section 15(a), the Holders will not at any time knowingly Transfer any Series A-2 Preferred Stock or any Class A Common Stock issued upon conversion of the Series A Preferred Stock pursuant to this Series A-2 Certificate of Designations, held by such Investor to a Company Competitor; provided, however, that this Section 15(b) shall not restrict any Transfer into the public market.

Section 16. Short-Selling. Prior to June 15, 2020, no Holder or any Affiliates of such Holder may, directly or indirectly, sell “short” the Common Stock or securities convertible into or exercisable or exchangeable for Common Stock held by it.

Section 17. Reorganization Event.

(a)    If there occurs:

(i)    any reclassification, statutory exchange, merger, amalgamation, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which Series A-1 Preferred Stock (but not the Series A-2 Preferred Stock) are changed or converted into, or exchanged for, or represent solely the right to receive, cash, securities or other property;

(ii)    any sale, transfer, lease or conveyance to another Person of all or substantially all the property and assets of the Company, in each case pursuant to which Series A-1 Preferred Stock (but not Series A-2 Preferred Stock) are converted into cash, securities or other property; or

(iii)    any statutory exchange of securities of the Company with another Person (other than in connection with a merger or amalgamation) or reclassification, recapitalization or reorganization of the Series A-1 Preferred Stock (but not the Series A-2 Preferred Stock) into other securities,

(each of which is referred to as a “Reorganization Event,” and such cash, securities or other property, the “Exchange Property,” and the kind and amount of Exchange Property that a holder of one share of Class A Common Stock would be entitled to receive on account of such Reorganization Event (without giving effect to any arrangement not to issue fractional shares of securities or other property), an “Exchange Property Unit”), then, at the effective time of such Reorganization Event, without the consent of the Holders, and subject to Section 17(b), the consideration due upon conversion of Series A-2 Preferred Stock, the adjustments to the Conversion Price and the determination of the kind and amount of dividends that Holders will be entitled to receive pursuant to Section 4(b), will be determined in the same manner as if each reference to any number of shares of Class A Common Stock in this Series A-2 Certificate of Designations were instead a reference to the same number of Exchange Property Units. If such Reorganization Event provides for different treatment of shares of Class A Common Stock held by Affiliates of the Company and non-Affiliates or by the Person with which the Company amalgamated or consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, then the composition of the Exchange Property and the Exchange Property Unit will be determined based on the cash, securities or other property that were distributed in such Reorganization Event to holders of Class A Common Stock that are not Constituent Persons or Affiliates of the Company or Constituent Persons. In addition, if the kind or amount of cash, securities or other property receivable upon a Reorganization Event is not the same for each share of Class A Common Stock held immediately prior to such Reorganization Event by a Person other than a Constituent Person or an Affiliate of the Company or a Constituent Person, then for the purpose of this Section 17(a), the composition of the Exchange Property and the Exchange Property Unit will be determined based on the weighted average, as determined by the Company in good faith, of the types and amounts of consideration received by the holders of Class A Common Stock.

(b)    In the event that the holders of Class A Common Stock have the opportunity to elect the form of consideration to be received in a Reorganization Event, the Exchange Property that the Holders shall be entitled to receive shall be determined by Holders of a majority of outstanding shares of Series A-2 Preferred Stock on or before the earlier of (i) the deadline for elections by holders of Class A Common Stock and (ii) two Business Days before the anticipated effective date of such Reorganization Event.

(c)    The above provisions of Section 17(a) and Section 17(b) shall similarly apply to successive Reorganization Events.

(d)    The Company (or any successor) shall, no less than 20 Business Days prior to the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property and the Exchange Property Unit, and shall provide such other information related to the Reorganization Event as Holders may reasonably request. Failure to deliver such notice shall not affect the operation of this Section 17.

(e)    The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A-2 Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 17, and (ii) to the extent that the Company is not the surviving Company in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A-2 Preferred

Stock into Exchange Property and, in the case of a Reorganization Event described in Section 17(a)(ii), an exchange of shares of Series A Preferred Stock for the shares of the Person to whom the Company’s assets are conveyed or transferred, having voting powers, preferences, and relative, participating, optional or other special rights as nearly equal as possible to those provided in this Series A-2 Certificate of Designations.

Section 18. [Intentionally Omitted].

Section 19. Board Representation Rights. The Approved Holders shall be entitled to the rights set forth in Section 19 of the Series A-1 Certificate of Designations, if and as applicable, even if such Series A-1 Certificate of Designations is then no longer in effect.

Section 20. Investor Consent. The Approved Holders shall be entitled to the rights set forth in Section 20 of the Series A-1 Certificate of Designations even if such Series A-1 Certificate of Designations is then no longer in effect.

Section 21. Miscellaneous.

(a)    All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, addressed: (i) if to the Company, to its office at 600 Bailey Avenue, Suite 200, Fort Worth, Texas 76107 or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company, or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

(b)    The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A-2 Preferred Stock or shares of Series A-1 Preferred Stock or other securities issued on account of Series A-2 Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A-2 Preferred Stock or Series A-1 Preferred Stock or other securities in a name other than that in which the shares of Series A-2 Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the reasonable satisfaction of the Company, that such tax has been paid or is not payable.

(c)    No share of Series A-2 Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(d)    The shares of Series A-2 Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law or the Securities Purchase Agreement.

IN WITNESS WHEREOF, LONESTAR RESOURCES US INC. has caused this Series A-2 Certificate of Designations to be signed by its authorized corporate officer this 15th day of June, 2017.

LONESTAR RESOURCES US INC.

By:
Name:
Title:

Exhibit C

Form of Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [            ], 2017 by and among LONESTAR RESOURCES US INC., a Delaware corporation (the “Company”), and each of the Persons listed on Schedule 1 hereto (the “Initial Holders”).

WHEREAS, in connection with the Company’s entry into the Securities Purchase Agreement (as defined below), the Company has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Initial Holder and each of their respective transferees and assigns.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. The terms set forth below are used herein as so defined:

“Adverse Effect” has the meaning given to such term in Section 1.3(c).

“Affiliate” means, with respect to a specified Person, directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning given to such term in the introductory paragraph.

“Battlecat Registration Rights Agreement” means that certain Registration Rights Agreement, dated the date hereof, between the Company and Battlecat Oil & Gas, LLC.

“Commission” has the meaning given to such term in Section 1.02.

“Common Stock” means the Class A Voting Common Stock, par value $0.001 per share, of the Company.

“Company” has the meaning given to such term in the introductory paragraph.

“Convertible Preferred Stock” means the shares currently or hereafter existing of the Company’s Series A-1 Convertible Participating Preferred Stock, par value $0.001.

“EF Registration Rights Agreement” means that certain Registration Rights Agreement, dated October 26, 2016, between the Company and EF Realisation Company Limited.

“Effectiveness Deadline” has the meaning given to such term in Section 6.18Section 1.2(a)(a).

“Effectiveness Period” has the meaning given to such term in Section 6.18Section 1.2(a)(1).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Registration Rights Agreements” means (i) the Battlecat Registration Rights Agreement, (ii) that certain Registration Rights Agreement, dated the date hereof, between the Company and SN Marquis LLC, (iii) the EF Registration Rights Agreement and (iv) the Leucadia Registration Rights Agreement.

“Filing Deadline” has the meaning given to such term in Section 6.18Section 1.2(a)(1).

“Holder” means the Initial Holder and each of its transferees and assigns, in each case, for so long as each such Person is a record holder of any Registrable Securities.

“Initial Holder” has the meaning given to such term in the introductory paragraph.

“Leucadia Registration Rights Agreement” means that certain Registration Rights Agreement, dated August 2, 2016, among the Company, Leucadia National Corporation and Juneau Energy, LLC.

“Losses” has the meaning given to such term in Section 6.18Section 1.8(a).

“Person” means any individual, corporation, partnership, voluntary association, partnership, joint venture, trust, limited liability partnership, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Piggyback Notice” has the meaning given to such term in Section 1.4(a).

“Piggyback Registration Statement” has the meaning given to such term in Section 1.4(a).

“Primary Managing Underwriter” means, with respect to any Underwritten Offering pursuant to Section 1.4, the lead book-running manager of such Underwritten Offering.

“Registrable Securities” means, subject to Section 1.02, (i) the aggregate number of shares of Common Stock hereafter acquired by the Initial Holders or any Holder pursuant to the conversion of the Convertible Preferred Stock, (ii) any shares of Common Stock issuable pursuant to the terms of the Convertible Preferred Stock and (iii) any shares of Common Stock issued or issuable with respect to any shares described in subsection (i) above by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the Common Stock (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected).

“Registration Expenses” has the meaning given to such term in Section 6.18Section 1.7(b).

“Registration Statement” means a Shelf Registration Statement, Secondary Offering Registration Statement, Piggyback Registration Statement or other registration statement required pursuant hereto, as applicable.

“Secondary Managing Underwriter” means, with respect to any Underwritten Offering pursuant to Section 1.3, the lead book-running manager of such Underwritten Offering.

“Secondary Offering” has the meaning given to such term in Section 1.3(a).

“Secondary Offering Registration Statement” has the meaning given to such term in Section 1.3(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means that certain Amended and Restated Securities Purchase Agreement by and among the Company and the Initial Holders dated as of June 15, 2017.

“Selling Expenses” has the meaning given to such term in Section 6.18Section 1.7(b).

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

“Shelf Registration Statement” has the meaning given to such term in Section 6.18Section 1.2(a)(a).

“Underwritten Offering” means an offering in which shares of Common Stock are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

(a) Registrable Securities. Any Registrable Security will cease to be a Registrable Security (a) at the time a Registration Statement covering such Registrable Security has been declared effective by the Securities and Exchange Commission (the “Commission”), or otherwise has become effective, and such Registrable Security has been sold or disposed of pursuant to such Registration Statement; (b) at the time such Registrable Security has been disposed of pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act; (c) if such Registrable Security is held by the Company or one of its subsidiaries; or (d) at the time such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities.

Section 1.2 Registration Rights

(a) Shelf Registration.

(1) The Company shall prepare and file with the Commission a registration statement under the Securities Act providing for the resale of the Registrable Securities as permitted by Rule 415 of the Securities Act with respect to all of the Holders (the “Shelf Registration Statement”) no later than the earlier of (i) the one year anniversary of this Agreement and (ii) 30 days after the date the Company first becomes eligible to use a Form S-3 (the “Filing Deadline”). The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective by the Commission as soon as reasonably practicable after the initial filing of the Shelf Registration Statement, but in any event no later than one hundred twenty (120) days after the Filing Deadline (the “Effectiveness Deadline”). The Shelf Registration Statement shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders of any and all Registrable Securities covered by such Shelf Registration Statement. The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement filed pursuant to this Section 6.18Section 1.2(a) to be continuously effective, supplemented and amended to the extent necessary to ensure that it is available for the resale of all Registrable Securities by the Holders until all Registrable Securities covered by such Shelf Registration Statement have ceased to be Registrable Securities (the “Effectiveness Period”). The Shelf Registration Statement when effective (and the documents incorporated therein by reference) shall comply as to form in all material respects with all applicable requirements of the Securities Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. As soon as practicable following the date that the Shelf Registration Statement becomes effective, but in any event within two (2) business days of such date, the Company shall provide the Holders with written notice of the effectiveness of the Shelf Registration Statement. Once a Holder’s Registrable Securities become eligible for resale without restriction and without the need for current public information pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act, assuming the Holder of such Registrable Securities is not an affiliate (as defined in Rule 144(a)(1) under the Securities Act) of the Company, such Holder may, at any time, request that the Company take such steps as are reasonably necessary to deregister such Holder’s Registrable Securities and in connection therewith, such Holder’s rights under this Agreement shall all be terminated, including without limitation the right to demand an Underwritten Offering and the right to participate in a Piggyback Registration Statement and, further, such Holder shall no longer be subject to any obligations under this Agreement, including specifically but not limited to the obligation to enter into letter agreements with underwriters pursuant to Section 1.3.

(b) Notwithstanding anything to the contrary contained herein, the Company may, upon written notice to any Selling Holder whose Registrable Securities are included in a Shelf Registration Statement, suspend such Selling Holder’s use of any prospectus that is a part of such Shelf Registration Statement (in which event the Selling Holder shall suspend sales of the Registrable Securities pursuant to such Shelf Registration Statement) if (i) the Company is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Company determines in good faith that the Company’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in such Shelf Registration Statement or (ii) the Company has experienced some other material non-public event, the disclosure of which at such time, in the good faith judgment of the Company, would materially and adversely affect the Company; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to such Shelf Registration Statement for a period that exceeds an aggregate of forty-five (45) days in any 90-day period or ninety (90) days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, the Company shall provide prompt notice to the Selling Holders whose Registrable Securities are included in such Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.

Section 1.3 Secondary Offering.

(a) Request for a Secondary Offering.

(1) Following the Effectiveness Deadline, if the Holders of at least thirty percent (30%) of the then outstanding Registrable Securities elect to dispose of all or any portion of their Registrable Securities pursuant to an Underwritten Offering, the anticipated aggregate offering price, net of underwriting discounts and commissions, of which is in excess of $30,000,000, the Company shall, upon the written request by such Holders, use its commercially reasonable efforts to (A) retain underwriters in order to permit such Holders to effect such sale through an Underwritten Offering (a “Secondary Offering”); (B) if a registration statement is not then already available and effective, prepare and file with the Commission a registration statement under the Securities Act providing for a Secondary Offering as permitted by Rule 415 of the Securities Act with respect to such Registrable Securities (a “Secondary Offering Registration Statement”); and (C) cause such Secondary Offering Registration Statement to be declared effective as soon as reasonably practicable after the initial filing thereof. In addition, the Company shall give prompt written notice (including notice by electronic mail) to each other Holder (and to the Holders under the Existing Registration Rights Agreements) regarding such proposed Secondary Offering, and such notice shall offer such Holders the opportunity to include in such Secondary Offering Registration Statement such number of Registrable Securities as each such Holder may request. Each such notice shall specify, at a minimum, the number and type of securities proposed to be registered, the proposed date of filing of such Secondary Offering Registration Statement with the Commission, the proposed means of distribution, the proposed Secondary Managing Underwriter and other underwriters (if any and if known) and a good faith estimate by the Company of the proposed minimum offering price of such securities (if known). Each such Holder shall make such request in writing to the Company (including by electronic mail) within five (5) business days after the receipt of any such notice from the Company, which request shall specify the number of Registrable Securities intended to be disposed of by such Holder, and, subject to the terms and conditions of this Agreement, including Section 2.02, the Company shall use its reasonable best efforts to include in such Secondary Offering Registration Statement all Registrable Securities held by such Holders.

(2) The obligation of the Company to retain underwriters shall include the preparation and entry into an underwriting agreement, in customary form, with the Secondary Managing Underwriter and other underwriters, if any, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 6.18Section 1.8 and customary lock-up provisions for the Company and its directors and officers. The Company shall take all reasonable actions as requested by the Secondary Managing Underwriter or other underwriters (if any) to expedite or facilitate the disposition of such Registrable Securities, including causing its management to participate in a “roadshow” or similar marketing efforts.

(b) Limitation on Offerings. In no event shall the Company be required hereunder to participate in more than four (4) Secondary Offerings pursuant to the terms hereof; provided, that should the Holder or Holders requesting such Secondary Offering be unable to sell at least eighty percent (80%) of the Registrable Securities requested to be included therein pursuant to Section 2.02(c), the Company shall be required to participate in an additional Secondary Offering pursuant to the terms hereof; provided, further, that if a Secondary Offering is commenced but terminated prior to the pricing thereof for any reason, the Company shall be required to participate in an additional Secondary Offering pursuant to the terms hereof.

(c) Priority. If in connection with a Secondary Offering pursuant to this Section 2.02, the Secondary Managing Underwriter shall advise the Company that, in its reasonable opinion, the number of securities requested and otherwise proposed to be included in such Underwritten Offering, including pursuant to the Existing Registration Rights Agreements, exceeds the number that can be sold in such offering without having an adverse effect on the price, timing or distribution of the securities to be offered (an “Adverse Effect”), then the Company shall include in such Underwritten Offering the number of Registrable Securities that such Secondary Managing Underwriter advises the Company can be sold without having such Adverse Effect, with such number to be allocated (i) first, to the Selling Holders, as defined in and pursuant to the Leucadia Registration Rights Agreement, to the Selling Holders, as defined in and pursuant to the Battlecat Registration Rights Agreement, and to the Selling Holders hereunder, pro rata based on the relative number of Registrable Securities (as defined herein or in the Leucadia Registration Rights Agreement or the Battlecat Registration Rights Agreement, as applicable) proposed to be offered and sold by such Selling Holders, and (ii) second, to the Selling Holders, as defined in and pursuant to, the EF Registration Rights Agreement.

(d) Selection of Secondary Managing Underwriter. In connection with any Secondary Offering under this Agreement, the Secondary Managing Underwriter shall be selected by the Holders holding a majority of the Registrable Securities proposed to be sold in such Underwritten Offering, which underwriter shall be reasonably acceptable to the Company.

(e) Withdrawal. If any Selling Holder disapproves of the terms of a Secondary Offering, such Person may elect to withdraw its request that the Company undertake such offering by written notice to the Company; provided, however, that such withdrawal must be made at a time prior to the time of pricing of such offering. No such withdrawal shall affect the Company’s obligation to pay Registration Expenses, if applicable.

Section 1.4 Piggyback Rights.

(a) Participation. So long as any Holder has Registrable Securities, if the Company proposes to file, whether for its own account or for the account of the Holders, (i) a shelf registration statement (other than a Shelf Registration Statement contemplated by Section 2.01(b)), or (ii) a registration statement (other than a registration statement on Form S-4 or S-8 or any successor forms thereto) (each of (i) and (ii), a “Piggyback Registration Statement”), then the Company shall give prompt written notice (a “Piggyback Notice”) (including notice by electronic mail) to each Holder regarding such proposed registration, and such notice shall offer such Holders the opportunity to include in such Piggyback Registration Statement such number of Registrable Securities as each such Holder may request. Each Piggyback Notice shall specify, at a minimum, the number and type of securities proposed to be registered, the proposed date of filing of such

Piggyback Registration Statement with the Commission, the proposed means of distribution, the proposed Primary Managing Underwriter and other underwriters (if any and if known) and a good faith estimate by the Company of the proposed minimum offering price of such securities. Each such Holder shall make such request in writing to the Company (including by electronic mail) within five (5) business days (or one (1) business day in connection with any overnight or bought Underwritten Offering) after the receipt of any such Piggyback Notice, which request shall specify the number of Registrable Securities intended to be disposed of by such Holder, and, subject to the terms and conditions of this Agreement, the Company shall use its commercially reasonable efforts to include in such Piggyback Registration Statement all Registrable Securities held by such Holders; provided, that if, at any time after giving written notice of its intention to file a Piggyback Registration Statement and prior to the effective date of such Piggyback Registration Statement, the Company shall determine for any reason not to have such Piggyback Registration Statement be declared effective, the Company may, at its election, give written notice of such determination within five (5) business days thereof to each Holder of Registrable Securities and, thereupon, shall not be obligated to register any Registrable Securities in connection with such Piggyback Registration Statement (but shall nevertheless pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of the Holders of Registrable Securities that a registration be effected under Section 6.18Section 1.2(a) or Section 1.3.

(b) Selection of Primary Managing Underwriter. In connection with any Underwritten Offering under this Section 1.4, the Primary Managing Underwriter shall be selected by the Company, which Primary Managing Underwriter shall be reasonably acceptable to the Selling Holders.

(c) Priority. If in connection with an Underwritten Offering pursuant to this Section 1.4, the Primary Managing Underwriter shall advise the Company that, in its reasonable opinion, the number of securities requested and otherwise proposed to be included in such Underwritten Offering, including pursuant to the Existing Registration Rights Agreements, exceeds the number that can be sold in such offering without having an Adverse Effect, then the Company shall include in such Underwritten Offering the number of Registrable Securities that such Primary Managing Underwriter advises the Company can be sold without having such Adverse Effect, with such number to be allocated (i) first, to the Company, (ii) second, to the Selling Holders, as defined in and pursuant to the Leucadia Registration Rights Agreement, to the Selling Holders, as defined in and pursuant to the Battlecat Registration Rights Agreement, and to the Selling Holders hereunder, pro rata based on the relative number of Registrable Securities (as defined herein or in the Leucadia Registration Rights Agreement or the Battlecat Registration Rights Agreement, as applicable) proposed to be offered and sold by such Selling Holders, and (iii) thereafter, to any holders of registration rights; and fourth, second, and if any, the number of included Registrable Securities that, in the opinion of such Primary Managing Underwriter, can be sold without having such Adverse Effect, with such number to be allocated pro rata among the Holders that have requested to participate in such Underwritten Offering based on the relative number of Registrable Securities then held by each such Holder (provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner).

Section 1.5 Sale Procedures. In connection with its obligations under this Section 6.18Section 1.2, the Company will, as expeditiously as possible:

(a) prepare and file with the Commission such amendments and supplements to any Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

(b) if a prospectus supplement, offering memorandum or similar marketing document will be used in connection with the marketing of a Secondary Offering and the Secondary Managing Underwriter notifies the Company in writing that, in the sole judgment of such Secondary Managing Underwriter, inclusion of detailed information in such prospectus supplement is of material importance to the success of such offering, the Company shall use its commercially reasonable efforts to include such information in such prospectus supplement, offering memorandum or similar marketing document;

(c) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing any Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Registration Statement or supplement or amendment thereto or use of a similar marketing instrument, and (ii) such number of copies of the Registration Statement and the prospectus included therein and any supplements and amendments thereto or similar marketing instrument as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by the Registration Statement;

(d) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of a Secondary Offering, the Secondary Managing Underwriter, shall reasonably request; provided, however, that the Company will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any jurisdiction where it is not then so subject;

(e) promptly notify each Selling Holder and, if applicable, any Secondary Managing Underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (i) the filing of the Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Registration Statement or any prospectus or prospectus supplement thereto;

(f) immediately notify each Selling Holder and, if applicable, any Secondary Managing Underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Registration Statement or any post-effective amendment thereto, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Company agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g) upon a Selling Holder’s request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to any offering of Registrable Securities;

(h) in the case of an Underwritten Offering, including a Secondary Offering, furnish upon request, (i) an opinion of counsel for the Company dated the date of the closing under the underwriting agreement or purchase agreement, as applicable and (ii) a “comfort” letter, dated the pricing date of such offering (to the extent available) and a letter of like kind dated the date of the closing under the underwriting agreement or purchase agreement, as applicable, in each case, signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference into the applicable Registration Statement, and each of the opinion and the “comfort” letter shall be in customary form and covering substantially the same matters with respect to such Registration Statement (and the prospectus and any prospectus supplement included therein) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters or placement agents in public offerings or private placements, as applicable, of securities by the Company and such other matters as the Secondary Managing Underwriter or Selling Holders, as applicable, may reasonably request;

(i) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(j) make available to the appropriate representatives of the Selling Holders or the Secondary Managing Underwriter, if any, access to such information and Company personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act;

(k) cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed;

(l) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Selling Holders to consummate the disposition of the Registrable Securities;

(m) provide a transfer agent and registrar for all Registrable Securities covered by any Registration Statement not later than the effective date of such Registration Statement; and

(n) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the Secondary Managing Underwriter, if any, in order to expedite or facilitate the disposition of the Registrable Securities.

Each Selling Holder, upon receipt of notice from the Company of the happening of any event of the kind described in subsection (f) of this Section 6.18Section 1.5, shall forthwith discontinue disposition of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (f) of this Section 6.18Section 1.5 or until it is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus.

Section 1.6 Cooperation by Holders. The Company shall have no obligation to include in a Registration Statement Registrable Securities of a Selling Holder who has failed to timely furnish such information that, in the opinion of counsel to the Company, is reasonably required in order for a registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 1.7 Expenses.

(a) Expenses. The Company will pay all reasonable Registration Expenses of any Registration Statement, any Underwritten Offering or any Secondary Offering, regardless of whether any sale of Registrable Securities is consummated. Each Selling Holder shall pay its pro rata shall of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. For the avoidance of doubt, each Selling Holder’s pro rata allocation of Selling Expenses shall be the percentage derived by dividing (i) the number of Registrable Securities sold by such Selling Holder in connection with such sale by (ii) the aggregate number of Registrable Securities sold by all Selling Holders in connection with such sale.

(b) Certain Definitions. “Registration Expenses” means all expenses incident to the Company’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on any Registration Statement and the disposition of Registrable Securities covered thereby, including, without limitation, all registration, filing, securities exchange listing and securities exchange fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, any transfer taxes, any fees and disbursements of counsel and independent public accountants for the Company, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance, any expenses of any “road shows.” “Selling Expenses” means all underwriting discounts and selling commissions or placement agency fees applicable to the sale of Registrable Securities, and all attorneys’ fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder.

Section 1.8 Indemnification.

(a) By the Company. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each Selling Holder participating therein, its directors, officers, employees and agents, and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, employees or agents, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder, director, officer, employee, agent or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in the Registration Statement, any preliminary prospectus, prospectus supplement, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder, its directors, officers, employee and agents, and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings as such expenses are incurred; provided, however, that the Company will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder, its directors, officers, employees and agents or such controlling Person in writing specifically for use in the Registration Statement, or prospectus or any amendment or supplement thereto, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such directors, officers, employees agents or controlling Person, and shall survive the transfer of such securities by such Selling Holder.

(b) By Each Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Company and each other Holder, its directors, officers, employees and agents and each Person, if any, who controls the Company or such Holder within the meaning of the Securities Act or of the Exchange Act, and its directors, officers, employees and agents, to the same extent as the foregoing indemnity from the Company to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Registration Statement, any preliminary prospectus, prospectus supplement, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereto; provided, that no Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Holder, its ownership and title to the Registrable Shares and its intended method of distribution. The liability of each Selling Holder under this Section 2.07 shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 6.18Section 1.8. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 6.18Section 1.8 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which such indemnified party is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party and further, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party is entitled to indemnification hereunder without the consent of such indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnified party.

(d) Contribution. If the indemnification provided for in this Section 6.18Section 1.8 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall the Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss that is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of fraudulent misrepresentation.

(e) Other Indemnification. The provisions of this Section 6.18Section 1.8 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 1.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act at all times from and after the date hereof; and

(c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 1.10 Transfer or Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities granted to an Initial Holder by the Company under this Agreement may be transferred or assigned by such Initial Holder to one or more transferees or assignees of such Registrable Securities; provided, however, that (a) (i) such transferee or assignee is an Affiliate of such Holder, or (ii) upon such transfer or assignment, such transferee or assignee will hold at least ten percent (10%) of the total issued and outstanding shares of Common Stock, (b) the Company is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the Registrable Securities with respect to which such registration rights are being transferred or assigned, and (c) each such transferee or assignee agrees to be bound by this Agreement.

Section 1.11 Restrictions on Public Sale by Holders of Registrable Securities. Each Holder who, along with its Affiliates, holds at least five percent (5%) of the then-outstanding shares of Common Stock (on an as-converted basis giving effect to the conversion of the Convertible Preferred Stock into Common Stock) agrees to enter into a customary letter agreement with underwriters providing such Holder will not effect any public sale or distribution of the Registrable

Securities during the 60 calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of an Underwritten Offering, provided that (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Company or the officers, directors or any other shareholder of the Company on whom a restriction is imposed; and (ii) the restrictions set forth in this Section 6.18Section 1.11 shall not apply to any Registrable Securities that are otherwise sold in connection with an Underwritten Offering pursuant to this Agreement.

ARTICLE II.

MISCELLANEOUS

Section 2.1 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by electronic mail, courier service or personal delivery:

(a) if to the Initial Holders:

c/o Chambers Energy Management, LP

600 Travis St., Suite 4700

Houston, Texas 77002

Attn: Matt Ockwood

Email: Mockwood@chambersenergy.com

With a copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP

600 Travis Street, Suite 3300

Houston, Texas 77002

Attn: Matt Pacey

Email: Matt Pacey@kirkland.com

(b) if to a transferee of the Holders, to such Holder at the address provided pursuant to Section 6.18Section 1.10; and

(c) if to the Company:

Lonestar Resources US Inc.

600 Bailey Avenue, Suite 200

Fort Worth, TX 76107

Attention: Frank D. Bracken III, Chief Executive Officer

With a copy to (which copy shall not constitute notice):

Latham & Watkins LLP

811 Main Street

Suite 3700

Houston, TX 77002

Attention: David Miller

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via electronic mail; and when actually received, if sent by courier service or any other means.

Section 2.2 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 2.3 Assignment of Rights. All or any portion of the rights and obligations of the Holders under this Agreement may be transferred or assigned by the Holders in accordance with Section 6.18Section 1.10 hereof.

Section 2.4 Recapitalization, Exchanges, Etc. Affecting the Registrable Securities. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, splits, recapitalizations, pro rata distributions and the like occurring after the date of this Agreement.

Section 2.5 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each party, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such party from pursuing any other rights and remedies at law or in equity that such party may have.

Section 2.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 2.7 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 2.8 Governing Law. The laws of the State of Delaware shall govern this Agreement.

Section 2.9 Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 2.10 Scope of Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.

There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Company set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 2.11 Amendment. This Agreement may be amended only by means of a written amendment signed by both the Company and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section 2.12 No Presumption. If any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 2.13 Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 2.14 Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Company and the Holders shall have any obligation hereunder and that, notwithstanding that one or more of the Holders may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Holders or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise by incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Holders or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Holders under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any assignee of the Holders hereunder.

Section 2.15 Independent Nature of Purchaser’s Obligations. The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Agreement. Nothing contained herein, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

Section 2.16 Interpretation. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any determination, consent or approval is to be made or given by the Holders under this Agreement, such action shall be in the Holders’ sole discretion unless otherwise specified.

Section 2.17 Limitation on Subsequent Registration Rights. From and after the date hereof, the Company shall not enter into any agreement with any current or future holder of any securities of the Company that would allow such current or future holder to require the Company to include securities in any Registration Statement on a basis other than expressly subordinate to the rights of, the Holders of Registrable Securities hereunder.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

INITIAL HOLDER

CHAMBERS ENERGY CAPITAL III, LP

BY: CEC Fund III GP, LLC, its general partner

By:
Name:	J. Robert Chambers
Title:	Partner

Signature Page to Registration Rights Agreement

THE COMPANY

LONESTAR RESOURCES US INC.

By:
Name:	Frank D. Bracken, III
Title:	Chief Executive Officer

Signature Page to Registration Rights Agreement

SCHEDULE 1

LIST OF INITIAL HOLDERS

Chambers Energy Capital III, LP

Exhibit D

Form of Voting and Support Agreement

[See attached]

Voting and Support Agreement

[●], 2017

Lonestar Resources US Inc.

600 Bailey Avenue, Suite 200

Fort Worth, Texas 76107

Re: Amended and Restated Securities Purchase Agreement, dated as of June 15, 2017, by and between Lonestar Resources US Inc. (the “Company”) and Chambers Energy Capital III, LP (the “Initial Investor”)

Ladies and Gentlemen:

In order to induce the Initial Investor to execute the Amended and Restated Securities Purchase Agreement, dated as of June 15, 2017 (as the same may be amended, amended and restated or otherwise modified from time to time, the “Securities Purchase Agreement”), the undersigned agrees as follows:

1. The undersigned (the “Stockholder”) represents and warrants to the Company that, as of the date of this letter agreement, it has the sole power to vote or direct the voting of [●] shares of Class A Common Stock (such shares, together with any shares of Class A Common Stock that the Stockholder may acquire (but, for the avoidance of doubt, only to the extent the Stockholder has sole voting power with respect to such shares), and excluding any shares of Class A Common Stock the Stockholder may dispose of, otherwise transfer or with respect to which the Stockholder ceases to have sole power to vote or direct the voting of, in each case, from and after the date hereof, the “Shares”) with respect to the matters and solely in the manner set forth in, and solely to the extent provided in, this letter agreement.

2. Following the Closing, at the Stockholder Meeting called in accordance with Section 3.5 of the Securities Purchase Agreement, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought in connection with obtaining the Requisite Stockholder Approval, the undersigned shall, with respect to the Shares, (i) appear at each such meeting, in person or by proxy, and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, the Shares in favor of adopting the Requisite Stockholder Approval.

3. The undersigned represents, warrants and covenants to the Company:

(a) The undersigned has full power and authority to make, enter into and carry out the terms of this letter agreement and to perform its obligations hereunder.

(b) This letter agreement has been duly and validly executed and delivered by the undersigned and constitutes a valid and binding agreement of the undersigned, enforceable against the undersigned in accordance with its terms and no other action is necessary to authorize the execution and delivery by the undersigned or the performance of its obligations hereunder.

D-1

4. This letter agreement shall be binding upon and inure solely to the benefit of the parties hereto. Nothing contained in this letter agreement, expressed or implied, is intended to confer upon any person other than the parties hereto (and their permitted assigns), any benefits, rights or remedies.

5. This letter agreement shall terminate and shall have no further force or effect as of the date on which the Requisite Stockholder Approval is obtained. For the avoidance of doubt, if the Securities Purchase Agreement is terminated, this letter agreement shall immediately terminate and have no further force or effect except with respect to any breach occurring prior to such termination.

6. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Securities Purchase Agreement.

7. Neither this letter agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This letter agreement may not be amended or waived except in writing.

8. This letter agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9. The undersigned acknowledges that the Company will be irreparably harmed by and that there will be no adequate remedy at law for a violation by the undersigned hereof. Without limiting other remedies, the Company shall have the right to enforce this letter agreement by specific performance or injunctive relief.

10. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any choice of laws or conflict of laws provisions that would require the application of the laws of any other jurisdiction. The parties hereto hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Texas) for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby.

D-2

[●]

By:
Name:
Title:

Signature Page to Voting and Support Agreement

Exhibit E

Form of Legal Opinion of Latham & Watkins LLP

[See Attached]

EXHIBIT A

SPECIFIED AGREEMENTS

[See Attached]